Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-273890, 333-273890-01, 333-273890-02, 333-273890-03 and 333-273890-04

PROSPECTUS
F&G Annuities & Life, Inc.
Offer to Exchange
$500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028
(CUSIP Nos. 30190A AA2 and U3152B AA0)
for
$500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028
(CUSIP No. 30190A AC8)
that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)
The exchange offer will expire at 5:00 p.m.,
New York City time, on September 19, 2023, unless extended.

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $500,000,000 aggregate principal amount of our outstanding 7.400% Senior Notes due 2028 (CUSIP Nos. 30190A AA2 and U3152B AA0) (the “original notes”) for a like principal amount of our 7.400% Senior Notes due 2028 that have been registered under the Securities Act of 1933 (CUSIP No. 30190A AC8) (the “exchange notes”). When we use the term “notes” in this prospectus, the term includes the original notes and the exchange notes unless otherwise indicated or the context otherwise requires. The terms of the exchange offer are summarized below and are more fully described in this prospectus.
The terms of the exchange notes are identical to the terms of the original notes, except that the transfer restrictions and registration rights (including additional interest upon a registration default) provisions applicable to the original notes do not apply to the exchange notes.
The original notes are, and the exchange notes will be, fully and unconditionally guaranteed, jointly and severally, on an unsecured unsubordinated basis by the guarantors.
We will accept for exchange any and all original notes validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on September 19, 2023, unless extended (the “expiration date”).
You may withdraw tenders of the original notes at any time prior to the expiration of the exchange offer.
We will not receive any proceeds from the exchange offer. The original notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness.
The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”
No public market currently exists for the original notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
See “Risk Factors” beginning on page 8 to read about important factors you should consider before tendering your original notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 21, 2023.

We are responsible only for the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different or additional information. We take no responsibility for any other information or representations that others may give you. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference into or contained in this prospectus may only be accurate on the date of the relevant incorporated document or of this prospectus, as the case may be.
Rather than repeating certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission (the “SEC”), this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Incorporation of Certain Documents by Reference.” Copies of these documents, except for certain exhibits and schedules, will be made available to you without charge upon written or oral request to:
F&G Annuities & Life, Inc.
801 Grand Avenue, Suite 2600
Des Moines, Iowa 50309
(515) 330-3340
In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.
No information in this prospectus constitutes legal, business or tax advice, and you should not consider it as such. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer.
i

FORWARD-LOOKING STATEMENTS
This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are intended to enhance the reader’s ability to assess F&G’s future financial and business performance.
Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “should”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. However, not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not related to present facts or current conditions or that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our consolidated results of operations, financial condition, liquidity, prospects and growth strategies and the industries in which we operate and including, without limitation, statements relating to our future performance.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Additional factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and in any other documents that are incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information about how to obtain copies of those documents.
ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus.
We incorporate by reference into this prospectus the following documents filed with the SEC (except for information in these documents or filings that is deemed “furnished” and not “filed” in accordance with the SEC rules, including pursuant to Item 2.02 or 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference herein):
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023, as updated and supplemented by our Form 10-K/A filed with the SEC on April 27, 2023 and our Current Report on Form 8-K filed with the SEC on July 13, 2023 (only with respect to Item 8.01 information);
•our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 9, 2023;
•our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the SEC on August 9, 2023; and
•our Current Reports on Form 8-K filed with the SEC on, January 13, 2023, February 21, 2023, March 10, 2023, April 3, 2023, April 24, 2023, May 3, 2023 (only with respect to Item 8.01 information), June 1, 2023, June 30, 2023, July 17, 2023 and August 8, 2023 (only with respect to Item 8.01 information).
You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:
F&G Annuities & Life, Inc.
801 Grand Avenue, Suite 2600
Des Moines, Iowa 50309
(515) 330-3340
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. This reference to the SEC’s website is an inactive textual reference only, and is not a hyperlink.
In order to obtain timely delivery of such materials, you must request information from us no later than five business days prior to the expiration of the exchange offer.
iii

SUMMARY
The following summary highlights selected information included in or incorporated by reference into this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus in its entirety, including the documents incorporated by reference herein, especially the risks of investing in our notes discussed under the heading “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2022, as well as the consolidated financial statements and related notes and other information incorporated by reference into this prospectus.
We are a “controlled company” under the New York Stock Exchange (“NYSE”) corporate governance standards and, as a result, rely on exemptions from certain corporate governance requirements. See “Risk Factors.”
We use the following terms to refer to the items indicated:
•the “Company,” “F&G,” “we,” “our” and “us,” unless the context otherwise requires, refer to F&G Annuities & Life, Inc., a Delaware corporation, and its consolidated subsidiaries;
•the “Issuer” refers only to F&G Annuities & Life, Inc.;
•“FGL Insurance” refers to Fidelity & Guaranty Life Insurance Company, an Iowa domiciled life insurance company and an indirect wholly owned subsidiary of the Issuer; and
•“FGL NY Insurance” refers to Fidelity & Guaranty Life Insurance Company of New York, a New York domiciled life insurance company, a direct wholly owned subsidiary of FGL Insurance and an indirect wholly owned subsidiary of the Issuer.
The Company
We are a leading provider of insurance solutions serving retail annuity and life customers and institutional clients. Through our insurance subsidiaries, including FGL Insurance and FGL NY Insurance, we market a broad portfolio of deferred annuities (fixed indexed annuities and multi-year guarantee annuities or other fixed rate annuities), immediate annuities, indexed universal life insurance, funding agreements (through funding agreement-backed notes issuances and the Federal Home Loan Bank of Atlanta) and pension risk transfer solutions.
Our executive offices are located at 801 Grand Avenue, Suite 2600, Des Moines, Iowa 50309 (telephone number: (515) 330-3340).

Summary of the Exchange Offer
On January 13, 2023, in connection with a private placement, we issued $500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028. As part of the issuance, we entered into a registration rights agreement, dated as of January 13, 2023, with respect to the original notes with the initial purchasers of the private placement, in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete an exchange offer for the original notes. Below is a summary of the exchange offer.

Securities offered	$500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028 that have been registered under the Securities Act. The terms of the exchange notes are identical to the terms of the original notes, except that the transfer restrictions and registration rights (including additional interest upon a registration default) provisions applicable to the original notes do not apply to the exchange notes.

Exchange offer	We are offering to exchange up to $500,000,000 aggregate principal amount of the outstanding original notes for a like principal amount of the exchange notes. You may tender original notes only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. We will issue exchange notes promptly after the expiration of the exchange offer. In order to be exchanged, an original note must be validly tendered, not validly withdrawn and accepted. Subject to the satisfaction or waiver of the conditions of the exchange offer, all original notes that are validly tendered and not validly withdrawn will be exchanged. As of the date of this prospectus, $500,000,000 aggregate principal amount of original notes is outstanding. The original notes were issued under an indenture, dated as of January 13, 2023, among the Company, the guarantors party thereto and Citibank, N.A., as trustee (the “trustee”), as amended and supplemented by a first supplemental indenture thereto establishing the terms of the notes, dated as of January 13, 2023, and a second supplemental indenture, dated as of January 26, 2023, between CF Bermuda Holdings Limited (“CF Bermuda”) and the trustee adding CF Bermuda as a guarantor (together, the “indenture”). If all outstanding original notes are tendered for exchange, there will be $500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028 (that have been registered under the Securities Act) outstanding after the exchange offer.

Expiration date; Tenders
The exchange offer will expire at 5:00 p.m., New York City time, on September 19, 2023, unless we extend the period of time during which the exchange offer is open. If we materially change the terms of the exchange offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the exchange offer period following notice of the material change. By signing or agreeing to be bound by the letter of transmittal, you will represent, among other things, that:
•you are not an affiliate of ours;
•you are acquiring the exchange notes in the ordinary course of your business;
•you are not participating, do not intend to participate and have no arrangement or understanding with anyone to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and
•if you are a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. For further information regarding resales of the exchange notes by broker-dealers, see “Plan of Distribution.”

Accrued interest on the exchange notes and original notes	The exchange notes will bear interest from January 13, 2023. If your original notes are accepted for exchange, you will receive interest on the corresponding exchange notes and not on such original notes, provided that you will receive interest on the original notes and not the exchange notes if and to the extent the record date for such interest payment occurs prior to completion of the exchange offer. Any original notes not tendered will remain outstanding and continue to accrue interest according to their terms.

Conditions to the exchange offer
The exchange offer is subject to customary conditions. If we materially change the terms of the exchange offer, we will resolicit tenders of the original notes and extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of any such material change. See “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for tendering original notes
A tendering holder must, at or prior to the expiration date:
•transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent at the address listed in this prospectus; or
•if original notes are tendered in accordance with the book-entry procedures described in this prospectus, transmit an agent’s message to the exchange agent at the address listed in this prospectus.
See “The Exchange Offer—Procedures for Tendering.”

Special procedures for beneficial holders
If you are a beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that nominee to tender on your behalf. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal rights	Tenders may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of original notes and delivery of exchange notes
Subject to the conditions stated in the section “The Exchange Offer—Conditions to the Exchange Offer” of this prospectus, we will accept for exchange any and all original notes that are properly tendered in the exchange offer and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The exchange notes will be delivered promptly after the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

U.S. Federal Income Tax Considerations	The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable transaction for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

Exchange agent
D.F. King & Co. is serving as exchange agent (the “exchange agent”) in connection with the exchange offer. The address and telephone number of the exchange agent are listed under the heading “The Exchange Offer—Exchange Agent.”

Use of proceeds; Expenses	We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all fees and expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers.

Resales
Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing any of the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.
Any broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes.

Consequences of not exchanging original notes
If you do not exchange your original notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes.  In general, you may offer or sell your original notes only:
•if they are registered under the Securities Act and applicable state securities laws;
•if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
•if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.
Although your original notes will continue to accrue interest, they will generally retain no rights under the registration rights agreement. We currently do not intend to register the original notes under the Securities Act. Under some circumstances, holders of the original notes, including holders that are not permitted to participate in the exchange offer or that may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of original notes by these holders. For more information regarding the consequences of not tendering your original notes and our obligations to file a shelf registration statement, see “The Exchange Offer—Consequences of Exchanging or Failing to Exchange the Original Notes” and “The Exchange Offer—Registration Rights Agreement.”

Risk factors	For a discussion of significant factors you should consider carefully before deciding to participate in the exchange offer, see “Risk Factors” beginning on page 8 of this prospectus.

Summary of the Terms of the Exchange Notes
The following is a summary of the terms of the exchange notes. The terms of the exchange notes are identical to the terms of the original notes, except that the transfer restrictions and registration rights (including additional interest upon a registration default) provisions applicable to the original notes do not apply to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same indenture. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the terms and conditions of the exchange notes, see “Description of the Notes.”

Issuer	F&G Annuities & Life, Inc.

Securities offered	$500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028.

Maturity date	January 13, 2028.

Interest	Interest on the exchange notes will accrue at a rate of 7.400% per year.

Interest rate adjustment
The interest rate payable on the exchange notes will be subject to adjustment from time to time if either S&P or Fitch (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit ratings assigned to the notes. See “Description of the Notes—Interest Rate Adjustment upon Ratings Action.”

Interest payment dates	The Issuer will pay interest on the exchange notes semi-annually in arrears on January 13 and July 13 of each year, beginning on July 13, 2023. Interest will accrue on the exchange notes from January 13, 2023.

Ranking
The exchange notes and the guarantees will be the senior unsecured obligations of the Issuer and the guarantors (the “obligor group”) and will rank senior in right of payment to all obligations of the obligor group that are expressly subordinated in right of payment to the exchange notes and the guarantees and equally in right of payment with all of the existing and future senior unsecured indebtedness of the obligor group, including the obligations of the obligor group under the mirror revolving note we entered into with Fidelity National Financial, Inc. in December 2020 (the “FNF Credit Facility”), the Credit Agreement (as defined below) and the FGLH 2025 Senior Notes (as defined below). In addition, the exchange notes and guarantees will effectively rank junior in right of payment to any future secured indebtedness of the obligor group to the extent of the value of the assets securing such indebtedness. As of June 30, 2023, the obligor group had no secured indebtedness that would have effectively ranked senior in right of payment to the exchange notes and the guarantees, $1.1 billion of unsecured indebtedness that would have ranked equally in right of payment with the exchange notes and the guarantees and no subordinated indebtedness that would have ranked junior in right of payment to the exchange notes and the guarantees. See “Risk Factors.”

Structural subordination
The Issuer is a holding company and conducts substantially all of its operations through its subsidiaries, including FGL Insurance and FGL NY Insurance. As a result, claims of the holders of the exchange notes and the guarantees will be structurally subordinated to the indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of the Issuer’s and the guarantors’ subsidiaries that are not guarantors. Therefore, in the event of the bankruptcy, insolvency, liquidation or dissolution of a subsidiary that is not a guarantor, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining in order to make payments to the Issuer, as a shareholder or otherwise. In addition, assets of the Issuer could be made available to satisfy claims of FGL Insurance’s policyholders, as discussed under “Risk Factors—Risk Factors Related to the Notes—We are subject to statutory provisions under which our assets could be used to satisfy claims of FGL Insurance’s policyholders.” As of June 30, 2023, the Issuer’s non-guarantor subsidiaries had no aggregate indebtedness.

Guarantees
The payment of the principal of, and premium, if any, and interest on, the exchange notes will be fully and unconditionally guaranteed on a senior unsecured, unsubordinated basis, jointly and severally, by each of the Issuer’s existing and future direct and indirect subsidiaries that are guarantors of the Issuer’s obligations under the Credit Agreement. As of the date of this prospectus, the only guarantors of the exchange notes will be CF Bermuda, FGL US Holdings Inc. (“FGL US Holdings”), Fidelity & Guaranty Life Business Services, Inc. (“FGLBS”) and Fidelity & Guaranty Life Holdings, Inc. (“FGLH”). Any subsidiary that guarantees the Issuer’s obligations under the Credit Agreement after the date of the indenture will be required to become a guarantor under the indenture. See “Description of the Notes—General Terms of the Guarantees” and “Description of the Notes—Additional Guarantees.” None of the Issuer’s insurance subsidiaries will guarantee the exchange notes.

Further issuances
The Issuer may, without notice to or consent of the holders of the exchange notes, issue additional notes having the same terms, with certain exceptions, as the exchange notes; provided, that if the additional notes are not fungible with the original notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number so that they are distinguishable from the original notes.

Covenants
The indenture contains various covenants by which the Issuer and its subsidiaries will be bound, including limitations on consolidations and mergers, limitations on liens on the capital stock of the Issuer’s Covered Subsidiaries (as defined under “Description of the Notes—Certain Definitions”) and limitations on the disposition of the capital stock of these Covered Subsidiaries in specified circumstances. These covenants are subject to important qualifications and limitations. See “Description of the Notes—Certain Covenants of the Issuer.”

Optional redemption
Prior to December 13, 2027 (the “Par Call Date”), the Issuer may redeem the exchange notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•(a) the sum of the present values of the remaining scheduled payments of principal of and interest on the exchange notes to be redeemed discounted to the redemption date (assuming the exchange notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below under “Description of the Notes—Optional Redemption”), plus 50 basis points, less (b) interest accrued to the redemption date; and
•100% of the principal amount of the exchange notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Issuer may redeem the exchange notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the exchange notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Optional redemption for tax reasons
The Issuer may redeem the exchange notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the exchange notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date, and all additional amounts, in certain circumstances where any foreign guarantor (as defined under “Description of the Notes—Certain Definitions”) would be required to pay additional amounts under the notes. See “Description of the Notes—Redemption for Changes in Taxes.”

Additional amounts
If a tax withholding or deduction is imposed on the payment of a foreign guarantor due under the exchange notes or its guarantee, such foreign guarantor will be obligated to pay an additional amount such that the net amounts received in respect of such foreign guarantor’s payment is equal to the amount that would have been due in the absence of such tax withholding or deduction. See “Description of the Notes—Additional Amounts.”

Change of control offer
If a Change of Control Triggering Event (as defined herein) with respect to the exchange notes occurs, each holder of the exchange notes will have the right to require the Issuer to repurchase all or, at the holder’s option, any part of such holder’s exchange notes at a repurchase price equal to 101% of the principal amount of the exchange notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Absence of public market for the exchange notes
The exchange notes are a new issue of securities, and there is currently no established trading market for the exchange notes. The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. The Issuer does not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.
Certain of the initial purchasers have advised the Issuer that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice. Accordingly, the Issuer cannot assure you as to the development or liquidity of any trading market for the exchange notes. See “Risk Factors—Risk Factors Related to the Exchange Notes—There is currently no market for the exchange notes, and we cannot assure you that an active trading market for the exchange notes will develop. The exchange notes may trade at prices below the price you paid for them.”

Clearance and settlement	The exchange notes will be issued in book-entry form through the facilities of the Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream and Euroclear, and will trade in DTC’s same day funds settlement system. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes, except in certain limited circumstances.

Form and denomination	The exchange notes will be issued only in fully registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Governing law	The exchange notes will be governed by the laws of the State of New York.

Trustee	Citibank, N.A.

RISK FACTORS
An investment in the exchange notes involves risks. Before deciding whether to participate in the exchange offer, you should carefully consider the risks described below as well as other factors and information included in or incorporated by reference into this prospectus, including the risk factors set forth in our filings with the SEC that are incorporated by reference into this prospectus, as well as the consolidated financial statements and related notes and other information incorporated by reference in this prospectus. Any such risks could materially and adversely affect our business, financial condition, results of operations or liquidity and the trading price of our securities. However, the risks and uncertainties that the we face are not limited to those described below and those set forth in the periodic reports incorporated herein by reference. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business and the trading price of our securities.
Risks Related to the Exchange Offer
The consummation of the exchange offer may not occur.
We will exchange up to the aggregate principal amount of original notes for exchange notes that are tendered in compliance with, and pursuant to, the terms and conditions of the exchange offer described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes, during which time those holders of original notes will not be able to effect transfers of their original notes tendered in the exchange offer. We may, however, waive these conditions at our sole discretion prior to the expiration date. See “The Exchange Offer—Conditions to the Exchange Offer.”
You may have difficulty selling the original notes that you do not exchange.
If you do not exchange your original notes for exchange notes pursuant to the exchange offer, the original notes you hold will continue to be subject to the existing transfer restrictions. The original notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We do not anticipate that we will register the original notes under the Securities Act. After the exchange offer is consummated, the trading market for the remaining untendered original notes may be small and inactive or may be subject to increased volatility due to the reduction in liquidity. Consequently, you may find it difficult to sell any original notes you continue to hold or to sell such original notes at the price you desire because there will be fewer original notes outstanding. In addition, if you are eligible to exchange your original notes in the exchanges offer and do not exchange your original notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.
Some noteholders may be required to comply with the registration and prospectus delivery requirements of the Securities Act.
If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, a broker-dealer that purchased original notes for its own account as part of market-making activities or other trading activities must deliver a prospectus when it sells the exchange notes it receives in exchange for original notes in the exchange offer. Our obligation to keep the registration statement of which this prospectus forms a part effective, or to make this prospectus available to broker-dealers, is limited. Accordingly, a current prospectus may not be available at all times to broker-dealers wishing to resell their exchange notes.
Late deliveries of original notes or any other failure to comply with the exchange offer procedures could prevent a holder from exchanging its original notes.
Noteholders are responsible for complying with all exchange offer procedures. The issuance of exchange notes in exchange for original notes will only occur upon proper completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of original notes that wish to exchange them for exchange notes should allow sufficient time for timely completion of the exchange procedure. None of us, the exchange agent or any other person is obligated to extend the exchange offer or notify you of any failure by you to follow the proper exchange offer procedures. In addition, there are no guaranteed delivery procedures available to you in connection with this exchange offer.
Risks Related to the Exchange Notes
The exchange notes and the guarantees will be structurally subordinated to all existing and future indebtedness, other liabilities and preferred equity of our and the guarantors’ subsidiaries that are not guarantors.
As a holding company, we conduct substantially all of our operations through our subsidiaries, meaning we derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. As a result, our ability to meet our obligations on the exchange notes and our other debt obligations, including any future indebtedness under the Credit Agreement and other credit facilities and debt securities when due, depends on our ability to receive distributions from these subsidiaries. These subsidiaries are separate and distinct legal entities and, beyond the obligations that certain subsidiaries have as guarantors, have no obligation to pay any amounts due on our indebtedness, including the exchange notes, or to provide us with funds to satisfy our payment obligations, whether by dividends, distributions, loans or otherwise. The exchange notes will be guaranteed by each of our existing and future direct and indirect subsidiaries that are guarantors of our obligations under the Credit Agreement. The exchange notes will not be guaranteed by any of our other subsidiaries, including our insurance subsidiaries. As a result, the exchange notes and the guarantees will be structurally subordinated to all indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of our and the guarantors’ subsidiaries that are not guarantors. In the event of the liquidation, dissolution, winding up or other bankruptcy event of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to the Issuer or holders of the exchange notes.
The exchange notes and the guarantees will be effectively subordinated to our and the guarantors’ secured indebtedness.
The exchange notes and the guarantees will not be secured by any of our or the guarantors’ assets or the assets of our non-guarantor subsidiaries. As a result, the exchange notes and the guarantees will be effectively subordinated to any secured indebtedness we or the guarantors may incur, to the extent of the value of the assets securing such indebtedness. If we or any of the guarantors are declared bankrupt or insolvent, or if we or any of the guarantors default under any of our or their future indebtedness that is secured by assets, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we or any of the guarantors are unable to repay such indebtedness, the holders of such indebtedness could foreclose on such assets to the exclusion of holders of the notes and the guarantees, even if an event of default exists under the indenture at such time. In any such event, because the exchange notes and the guarantees will not be secured by such assets, it is possible that there would be no assets remaining from which claims of the holders of the exchange notes and the guarantees could be satisfied or, if any assets remained, they may be insufficient to satisfy such holders’ claims fully.
We will depend substantially on our insurance company subsidiaries for funds to meet our payment obligations under the exchange notes, which may be limited by law.
We conduct substantially all of our operations through our insurance company subsidiaries, including, principally, FGL Insurance and FGL NY Insurance. Our insurance company subsidiaries are restricted by state insurance laws in their ability to pay dividends and make distributions.
Under the insurance laws of the jurisdictions in which our insurance company subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by applicable regulatory authorities. For example, the Iowa insurance law and the New York insurance law regulate the amount of dividends that may be paid in any year by FGL Insurance and FGL NY Insurance, respectively.

Currently, many of our subsidiaries are owned directly by FGL Insurance. Accordingly, all dividends paid by such entities are not paid directly to us, but rather are paid to FGL Insurance and, as described above, the amount of dividends that can be paid to us by FGL Insurance is limited by law. Accordingly, it is possible that our indirect subsidiaries will pay dividends to FGL Insurance, but FGL Insurance will be unable to pay all or a part of any such dividend to us as a result of restrictions under applicable insurance laws and regulations and Iowa corporate law or that of any other state or jurisdiction.
The amount of any dividend an insurance company subsidiary may pay without prior regulatory approval is not necessarily indicative of the insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect the insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends. Further, depending on business and regulatory conditions, we may in the future need to retain cash in our insurance company subsidiaries or even contribute cash to one or more of them in order to maintain their ratings or their statutory capital position. Such a requirement could be the result of investment losses, reserve charges, adverse operating conditions in the current economic environment or changes in interpretation of statutory accounting requirements by regulators.
We maintain consolidated accounting records in accordance with generally accepted accounting principles (“GAAP”) and our insurance company subsidiaries maintain accounting records in accordance with applicable statutory accounting practices (“SAP”). The amount of dividends that can be paid to us by FGL Insurance, and by our indirect subsidiaries to FGL Insurance (including FGL NY Insurance), without prior regulatory approval is based on such subsidiaries’ earnings and capital and surplus determined under SAP, which can differ materially from earnings and capital and surplus reported on a GAAP basis.
In addition, the amount of dividends that our subsidiaries, including our insurance company subsidiaries, can pay may also be limited by applicable corporate laws, which laws generally provide that a corporation cannot pay dividends at any period when its liabilities exceed its assets or when it is unable to pay its debts as they become due in the usual course of business, and may be limited by other contractual arrangements to which such subsidiaries are party, including the terms of other indebtedness.
We are subject to statutory provisions under which our assets could be used to satisfy claims of FGL Insurance’s policyholders.
As a holding company parent of FGL Insurance, we are subject to regulation, both directly and indirectly, by the Iowa Insurance Commissioner. Each state has rehabilitation and liquidation laws that authorize the insurance regulatory authorities to commence proceedings to place an insurer domiciled in such state under supervision, or to rehabilitate or liquidate it, on several grounds, including insolvency and other hazardous financial conditions and events. Under Iowa law, in any proceeding commenced by the Iowa Insurance Commissioner for the purpose of liquidating, rehabilitating, conserving or otherwise reorganizing FGL Insurance, our assets may be deemed to be available to satisfy the policyholder obligations of FGL Insurance. Therefore, it is likely that in a supervision, rehabilitation or liquidation proceeding under Iowa law involving FGL Insurance, we would be named as a party. As a party in any such proceeding, insurance regulatory authorities would likely seek to use our assets to pay the claims of policyholders of FGL Insurance. This would adversely affect our ability to make payments due under the notes.
Our debt instruments may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.
At June 30, 2023, we had outstanding (i) $515 million of borrowings under the Credit Agreement, (ii) $550 million aggregate principal amount of 5.50% senior notes due 2025 (the “FGLH 2025 Senior Notes”) and (iii) $500 million aggregate principal amount of the original notes.
The Credit Agreement imposes significant operating and financial restrictions, including financial covenants, and the Credit Agreement and the indenture governing the FGLH 2025 Senior Notes limit, among other things, our and our subsidiaries’ ability to:
•incur or assume additional indebtedness, including guarantees;

•incur or assume liens;
•engage in mergers or consolidations;
•convey, transfer, lease or dispose of assets;
•make certain investments;
•enter into transactions with affiliates;
•declare or make any dividend payments or distributions or repurchase capital stock or other equity interests;
•change the nature of our business materially,
•make changes in accounting treatment or reporting practices that affect the calculation of financial covenants, or change our fiscal year; and
•enter into certain agreements that would restrict the ability of subsidiaries to make payments to us.
Upon the occurrence of a “change of control triggering event” as defined in the indentures governing the FGLH 2025 Senior Notes and original notes, the holders of the notes will have the right to require us to repurchase all or any part of their notes at a price equal to 101% of the principal amount plus any accrued but unpaid interest to the repurchase date. In addition, under the indenture governing the original notes and the exchange notes, the interest rate payable on the original notes and the exchange notes may be subject to adjustment if either S&P or Fitch (or a substitute rating agency therefor) downgrades (or downgrades and subsequently upgrades) the credit ratings assigned to such notes.
As a result of these covenants and restrictions, we are, and will be, limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include additional or different restrictive covenants. If we fail to comply with these covenants in the future, we would be required to obtain waivers or amend the covenants, which we may not be successful in obtaining.
Our failure to comply with the restrictive covenants in existing or future debt instruments could result in an event of default, which, if not cured or waived, could result in our being required to repay outstanding indebtedness before their due date. If we are forced to refinance indebtedness on less favorable terms or are unable to refinance at all, our results of operations and financial condition could be materially adversely affected.
The indenture contains only limited protection for holders of the exchange notes and, except in certain limited circumstances, will not restrict our ability to incur additional debt, repurchase our securities or take other actions that could negatively impact holders of the exchange notes.
We are not restricted under the terms of the indenture, pursuant to which the exchange notes will be issued, from incurring additional debt or repurchasing our securities. In addition, the indenture does not contain any covenants which require us to achieve or maintain any minimum financial results or financial position. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture could have the effect of diminishing our ability to make payments on the notes when due.
The terms of the exchange notes will not necessarily afford holders of the exchange notes protection in the event of a highly leveraged transaction that may adversely affect holders of the notes, including a reorganization, recapitalization, restructuring, merger or other similar transaction involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or the credit ratings of our debt securities, or otherwise adversely affect the holders of the exchange notes. For a variety of reasons, these transactions may not necessarily constitute a Change of Control Triggering Event that affords holders the protections described under “Description of the Notes—Repurchase upon Change of Control Triggering Event.” Except as described under “Description of the Notes—Repurchase upon Change of Control Triggering Event,” the indenture will not contain provisions that permit the holders of the exchange notes to require us to repurchase the exchange notes in the event of a takeover, recapitalization or similar transaction.
A Change of Control (as defined under “Description of the Notes—Certain Covenants of the Issuer—Certain Definitions”) includes a disposition to any person, other than a Permitted Holder, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of us and our subsidiaries taken as a whole. As a result, the ability of the holders of the exchange notes to require us to offer to repurchase exchange notes as a result of a transfer of less than all of our assets to another person may be uncertain.
The guarantees of the notes are limited in nature, and any guarantor that is released from its obligations under the Credit Agreement will be automatically released from its guarantee of the notes.
The exchange notes will only be guaranteed by each of our existing and future direct and indirect subsidiaries that are guarantors of our obligations under the Credit Agreement. If any such subsidiary (including any newly formed, newly acquired or newly re-designated subsidiary) guarantees (or becomes a co-borrower or co-issuer in respect of) our obligations or any guarantor’s obligations under any credit facility (or commitments therefor) that we enter into or that such guarantor enters into (other than the Credit Agreement) or any capital markets debt that we issue or that such guarantor issues, such subsidiary will not be required to guarantee our obligations under the exchange notes and the indenture. Furthermore, if any of our subsidiaries that serves as a guarantor under the exchange notes is released from its obligations under the Credit Agreement (other than if such guarantor is released because of payment under its guarantee), the guarantee of the exchange notes by that subsidiary will be released without action by, or consent of, any holder of the exchange notes or the trustee. See “Description of the Notes—General Terms of the Guarantees.” You will not have a claim as a creditor against any subsidiary that is not a guarantor of the exchange notes due to the limited nature of the guarantees or that ceases to be a guarantor of the exchange notes due to the release of its guarantees.
We may not be able to repurchase all of the exchange notes upon a Change of Control Triggering Event.
As described under “Description of the Notes—Repurchase upon Change of Control Triggering Event,” unless we have otherwise redeemed the exchange notes, we will be required to offer to repurchase the exchange notes upon the occurrence of a Change of Control Triggering Event with respect to the exchange notes. We may not have sufficient funds to repurchase the exchange notes for cash at such time. In addition, our ability to repurchase the exchange notes for cash may be limited or prohibited by law or our credit, lease or operating agreements in existence at the time. To the extent we are unable to obtain relief from any such limitations or prohibitions, we may be unable to repurchase the exchange notes. In addition, the Credit Agreement contains an event of default upon certain events that constitute a change of control which will obligate us to repay any indebtedness outstanding under the Credit Agreement upon an acceleration of such indebtedness. Regardless of the cause, our failure to offer to repurchase the notes could constitute an event of default under the indenture which could, in turn, constitute a default under other of our agreements relating to our indebtedness outstanding at the time, including the Credit Agreement.
There is currently no market for the exchange notes, and we cannot assure you that an active trading market for the exchange notes will develop. The exchange notes may trade at prices below the price you paid for them.
Currently, there is no market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or automated dealer quotation system. Accordingly, there can be no assurances that a trading market for the exchange notes will ever develop or will be maintained. Further, there can be no assurances as to the liquidity of any trading market that may develop for the exchange notes, your ability to sell your exchange notes or the prices at which you will be able to sell your exchange notes. Future trading prices of the exchange notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the exchange notes and the market for similar securities. Any trading market that develops may be affected by many factors independent of and in addition to the foregoing, including:
•time remaining prior to the maturity of the exchange notes;

•outstanding amounts of the exchange notes;
•the terms related to optional redemption of the exchange notes; and
•level, direction and volatility of market interest rates generally.
Certain of the initial purchasers have advised us that they presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice, in the initial purchasers’ sole discretion.
Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the market price of our outstanding debt securities, including the exchange notes, or otherwise impair our business, financial condition, cash flows and results of operations.
We expect that the exchange notes will be rated by at least one nationally recognized credit rating agency. A debt rating is not a recommendation to purchase, sell or hold the exchange notes. These ratings are not intended to correspond to market price or suitability of the notes for any particular investors. Credit rating agencies continually review their ratings for the companies that they follow, including us. Credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. There can be no assurance that any rating assigned to any of our debt securities, including the exchange notes, will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by a credit rating agency if, in that credit rating agency’s judgment, circumstances so warrant.
A downgrade of our credit ratings could, among other things:
•adversely affect the market price of our debt securities, including the notes;
•limit our access to the capital markets or otherwise adversely affect the availability of other new financing on favorable terms, if at all;
•result in more restrictive covenants in agreements governing the terms of any future indebtedness that we may incur;
•increase our cost of borrowing; and
•impair our business, financial condition, cash flows and results of operations.
Redemption may adversely affect the investment return on the exchange notes.
We have the right to redeem some or all of the exchange notes prior to maturity, as described under “Description of the Notes—Optional Redemption” and “Description of the Notes—Redemption for Changes in Taxes.” We may redeem the exchange notes at times when prevailing interest rates may be relatively low. Accordingly, holders of the exchange notes may not be able to reinvest the redemption proceeds in a comparable security and obligor at an effective interest rate as high as that of the exchange notes.
Federal and state laws may permit courts, under specific circumstances, to void the exchange notes and/or any of the guarantees as a fraudulent transfer or conveyance, subordinate claims in respect of the exchange notes and/or any of the guarantees and require you to return payments received. If that occurs, you may not receive any payments on the exchange notes or any of the guarantees.
Federal and state creditor-protection related laws, including fraudulent transfer and fraudulent conveyance statutes, may apply to the exchange notes and any of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or fraudulent conveyance laws, which may vary from state to state, the exchange notes or any of the guarantees thereof could be voided as fraudulent transfers or conveyances if we or any of the guarantors, as applicable, (i) issued the notes or incurred the guarantees with the actual intent of hindering, delaying or defrauding current or future creditors or (ii) received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (ii) only, one of the following is also true at the time thereof:
•we or any such guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of any such guarantees;
•the issuance of the notes or the incurrence of any such guarantees left us or any such guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on business; or
•we or any such guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or any guarantor’s ability to pay as they mature.
As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court could find that we or any guarantor did not receive reasonably equivalent value or fair consideration for the notes or any of the guarantees, as applicable, to the extent that we or any guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes or the applicable guarantees.
The bankruptcy code defines “insolvent” as to an entity other than a partnership or a municipality as the sum of its debts, including contingent and unliquidated liabilities, being greater than the fair value of all of its assets. We cannot be certain as to the standards a court would use to determine whether or not we or any guarantors were insolvent at the relevant time.
If a court were to find that the issuance of the exchange notes or the incurrence of a guarantee of the exchange notes was a fraudulent transfer or conveyance, the court could void the payment obligations under the exchange notes or that guarantee (the effect being that holders of the exchange notes would cease to have a claim under the exchange notes or such guarantee) and could require the holders of the exchange notes to repay any amounts received with respect to the exchange notes or that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the exchange notes. Further, the voiding of the exchange notes or any of the guarantees could result in an event of default with respect to the exchange notes or our and our subsidiaries’ other debt that could result in acceleration of the exchange notes or that debt.
Although the indenture will contain a provision intended to limit any guarantor’s liability under its guarantee of the exchange notes to the maximum amount as will not result in the obligations of such guarantor under its guarantee of the exchange notes constituting a fraudulent conveyance or fraudulent transfer under applicable law, this provision may not be effective to protect any guarantees of the exchange notes from being voided under fraudulent conveyance, fraudulent transfer or similar laws, or prevent that guarantor’s obligation from being reduced to an amount that effectively makes its guarantee worthless. If any guarantees of the exchange notes by any of the guarantors were held to be unenforceable, the notes would be equity of such guarantor.
Finally, the bankruptcy court may subordinate the claims in respect of the notes or the guarantees of the notes to other claims against us or any guarantors under the principle of equitable subordination if the court determines that (i) the holder of exchange notes engaged in some type of inequitable conduct, (ii) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of exchange notes and (iii) equitable subordination is not inconsistent with the provisions of the bankruptcy code.
Insolvency laws of Bermuda may not be as favorable to you as the U.S. bankruptcy laws and may preclude holders of the exchange notes from recovering payments due under the exchange notes.
CF Bermuda is incorporated in Bermuda and, is a party to certain key agreements affecting your rights as holders of the exchange notes and your ability to recover under the exchange notes. The insolvency laws of Bermuda may not be as favorable to your interests as creditors as the laws of the United States or other jurisdictions with which you may be familiar, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and the duration of the proceeding. See “Limitations on Validity and Enforceability of CF Bermuda Guarantee” for a description of the insolvency laws in Bermuda, which could limit the enforceability of the guarantee of CF Bermuda.

In the event that the issuer, any one or more of the guarantors or any other of our subsidiaries experiences financial difficulty, it is not possible to predict with certainty in which jurisdiction or jurisdictions insolvency or similar proceedings would be commenced, or the outcome of such proceedings.
Enforcing your rights as a holder of the exchange notes or under the guarantees across multiple jurisdictions may be difficult.
The exchange notes will be issued by a U.S. entity and guaranteed by CF Bermuda, a Bermuda entity. In the event of bankruptcy, insolvency or a similar event, proceedings could be initiated in either of these jurisdictions. Your rights under the exchange notes and the guarantees may therefore be subject to the laws of multiple jurisdictions, and you may not be able to enforce effectively your rights in multiple bankruptcy, insolvency and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. In addition, the bankruptcy, insolvency, foreign exchange, administration and other laws of the various jurisdictions may be materially different from or in conflict with one another and those of the United States, including in respect of creditor’s rights, priority of creditors, the ability to obtain post-petition interest and the duration of the insolvency proceeding. The consequences of the multiple jurisdictions involved could trigger disputes over which jurisdiction’s law should apply, which could adversely affect your ability to enforce your rights and to collect payment in full under the exchange notes and the guarantees.
You may be unable to enforce judgments obtained in the United States and foreign courts against CF Bermuda or its directors and officers.
CF Bermuda, as guarantor, is, and will continue to be, a non-resident of the United States. As a consequence, you may not be able to effect service of process on CF Bermuda (or its directors and officers, if applicable) or to enforce judgments of U.S. courts in any civil liability proceedings under the U.S. federal securities laws. Moreover, any judgment obtained in the United States against CF Bermuda (or its directors and officers, if applicable), including judgments with respect to the payment of principal, premium, if any, and interest on the exchange notes, may not be collectible in the United States. There is also uncertainty about the enforceability in the courts of certain jurisdictions, including judgments obtained in the United States against CF Bermuda, whether or not predicated upon the federal securities laws of the United States. See “Service of Process and Enforcement of Civil Liabilities.”

THE EXCHANGE OFFER
Purpose of the Exchange Offer
When we completed the first issuance of the original notes in connection with a private placement on January 13, 2023, we entered into a registration rights agreement with respect to the original notes with the initial purchasers of the private placement. Under the registration rights agreement, we agreed to use commercially reasonable efforts to file a registration statement with the SEC relating to the exchange offer. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective with the SEC and to consummate the exchange offer within 365 days of the first issuance of the original notes. The registration rights agreement provides that we will be required to pay additional interest to the holders of the original notes if we fail to comply with such filing, effectiveness and offer consummation requirements. See “The Exchange Offer—Registration Rights Agreement” for more information on the additional interest we will owe if we do not complete the exchange offer within a specified timeline.
The exchange offer is not being made to holders of original notes in any jurisdiction where the exchange would not comply with the securities or blue sky laws of such jurisdiction. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part, and both are available from us upon request. See “Where You Can Find More Information.”
Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Terms of the Exchange Offer
Upon the terms and subject to the conditions described in this prospectus, we will accept for exchange original notes that are properly tendered before 5:00 p.m., New York City time, on the expiration date and not validly withdrawn as permitted below. We will issue a like principal amount of exchange notes in exchange for the principal amount of the corresponding original notes tendered under the exchange offer. As used in this prospectus, the term “expiration date” means September 19, 2023. However, if we have extended the period of time for which the exchange offer is open, the term “expiration date” means the latest date to which we extend the exchange offer.
As of the date of this prospectus, $500,000,00 aggregate principal amount of the original notes is outstanding. The original notes were issued under the indenture. Our obligation to accept original notes for exchange in the exchange offer is subject to the conditions described below under “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to extend the period of time during which the exchange offer is open. We may elect to extend the exchange offer period if less than 100% of the original notes are tendered or if any condition to consummation of the exchange offer has not been satisfied as of the expiration date and it is likely that such condition will be satisfied after such date. In addition, if we materially change the terms of the exchange offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the offering period following notice of the material change. In the event of such extension, and only in such event, we may delay acceptance for exchange of any original notes by giving written notice of the extension to the holders of original notes as described below. During any extension period, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange will be returned to the tendering holder promptly after the expiration or termination of the exchange offer.
Original notes tendered in the exchange offer must be in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No dissenter’s rights of appraisal exist with respect to the exchange offer.
We reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under “The Exchange Offer—Conditions to the Exchange Offer.” We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable.

Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
Our acceptance of the tender of original notes by a tendering holder will form a binding agreement upon the terms and subject to the conditions provided in this prospectus and the accompanying letter of transmittal.
Procedures for Tendering
Except as described below, a tendering holder must, at or prior to 5:00 p.m., New York City time, on the expiration date:
•transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to D.F. King & Co., as the exchange agent, at the address listed below under the heading “—Exchange Agent;” or
•if original notes are tendered in accordance with the book-entry procedures described below, transmit an agent’s message to the exchange agent at the address listed below under the heading “—Exchange Agent.”
In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the original notes into the exchange agent’s account at DTC, the book-entry transfer facility.
The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.
The method of delivery of original notes, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or original notes to anyone other than the exchange agent.
If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent’s account.
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the original notes surrendered for exchange are tendered:
•by a registered holder of the original notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•for the account of an “eligible institution.”
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.
We will reasonably determine all questions as to the validity, form and eligibility of original notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
We reserve the right to reject any particular original note not properly tendered, or any acceptance that might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form or procedures applicable to the tender of any particular original note prior to the expiration date. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured prior to the expiration date of the exchange offer. None of we, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of original notes. None of us, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.
If the letter of transmittal is signed by a person other than the registered holder of original notes, the letter of transmittal must be accompanied by a certificate of the original notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the original notes.
If the letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
By signing or agreeing to be bound by the letter of transmittal, each tendering holder of original notes will represent, among other things:
•that it is not an affiliate of ours;
•the exchange notes will be acquired in the ordinary course of its business;
•that it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the exchange notes; and
•if such holder is a broker-dealer that will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market making or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”
Acceptance of Original Notes for Exchange; Delivery of Exchange Notes
Upon satisfaction of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered. We will issue the exchange notes promptly after the expiration of the exchange offer and acceptance of the corresponding original notes. See “The Exchange Offer—Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.
For each original note accepted for exchange, the holder of the original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Since no interest has been paid on the original notes, holders of exchange notes will receive interest accruing from January 13, 2023. Original notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the original notes.
In all cases, issuance of exchange notes for original notes will be made only after timely receipt by the exchange agent of:
•a timely book-entry confirmation of the original notes into the exchange agent’s account at the book-entry transfer facility;

•a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and
•all other required documents.
Unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes promptly after the expiration of the exchange offer. In the case of original notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged original notes will be returned or recredited promptly after the expiration of the exchange offer.
Book-Entry Transfer
The exchange agent will make a request to establish an account for the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems must make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. Such participant should transmit its acceptance to DTC at or prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered original notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed below under “—Exchange Agent” at or prior to 5:00 p.m., New York City time, on the expiration date.
Exchanging Book-Entry Notes
The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility’s Automated Tender Offer Program, or ATOP, procedures to tender original notes. Any participant in the book-entry transfer facility may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer such original notes into the exchange agent’s account in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the original notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of original notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering original notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.
Withdrawal Rights
For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated below under “—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:
•specify the name of the person, referred to as the depositor, having tendered the original notes to be withdrawn;
•identify the original notes to be withdrawn, including the principal amount of the original notes;
•in the case of original notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the original notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility;
•contain a statement that the holder is withdrawing his or her election to have the original notes exchanged;
•be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of the original notes in the name of the person withdrawing the tender; and
•specify the name in which the original notes are registered, if different from that of the depositor.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the original notes so withdrawn are validly re-tendered. Any original notes that have been tendered for exchange, but which are not exchanged for any reason, will be returned to the tendering holder without cost to the holder promptly after the expiration of the exchange offer. In the case of original notes tendered by book-entry transfer, the original notes will be credited to an account maintained with the book-entry transfer facility for the original notes promptly after the expiration of the exchange offer. Properly withdrawn original notes may be re-tendered by following the procedures described under “The Exchange Offer—Procedures for Tendering” above at any time on or before 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes, and may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date any of the following events occurs:
•there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission that might materially impair our ability to proceed with the exchange offer; or
•the exchange offer or the making of any exchange by a holder of original notes would violate applicable law or any applicable interpretation of the SEC staff.
In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if any stop order is threatened by the SEC or in effect relating to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. We are required to make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible moment.
Exchange Agent
We have appointed D.F. King & Co. as the exchange agent for the exchange offer. You should direct all executed letters of transmittal to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:
D.F. King & Co.
48 Wall Street
New York, NY 10005
Attn: Kristian Klein
Tel:  +1.212.269.5550
Email: fandg@dfking.com
All other questions should be addressed to F&G Annuities & Life, Inc., 801 Grand Ave. Suite 2600, Des Moines, IA 50309, Attention: Jodi Ahlman, Telephone: (515) 330-3340. If you deliver the letter of transmittal to an address other than any address indicated above or transmit instructions via facsimile other than to any facsimile number indicated above, then your delivery or transmission will not constitute a valid delivery of the letter of transmittal.
Fees and Expenses
We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay all fees and expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash fees and expenses to be incurred in connection with the exchange offer, including fees and expenses for the exchange agent, will be paid by us.
Transfer Taxes
We will pay any transfer taxes in connection with the tender of original notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.
Consequences of Exchanging or Failing to Exchange the Original Notes
Holders of original notes that do not exchange their original notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such original notes as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the original notes under the Securities Act.
Under existing interpretations of the Securities Act by the SEC staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe the exchange notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of exchange notes, as set forth below. However, any holder of original notes that is one of our “affiliates” (as defined in Rule 405 under the Securities Act) or that intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:
•will not be able to rely on the interpretation of the SEC staff;
•will not be able to tender its original notes in the exchange offer; and
•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of original notes unless such sale or transfer is made pursuant to an exemption from such requirements. See “Plan of Distribution.”
We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC staff would make a similar determination with respect to the exchange notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.
Registration Rights Agreement
The following summary describes the material terms and provisions of the registration rights agreement. This description is qualified in its entirety by reference to the terms and conditions of the registration rights agreement. We urge you to read the registration rights agreement in its entirety because it, not the following summary, will define your rights as a holder of original notes under that agreement. A copy of the registration rights agreement may be obtained upon request to F&G at its address set forth under “Where You Can Find More Information.”
On January 13, 2023, the obligor group and the initial purchasers entered into a registration rights agreement with respect to the original notes. In the registration rights agreement, the obligor group agreed, at their expense, for the benefit of the holders of the original notes, to use their commercially reasonable efforts to (1) file with the SEC a registration statement on an appropriate registration form (the “exchange offer registration statement”) with respect to a registered offer to exchange the original notes for the exchange notes issued by the Issuer and guaranteed by the guarantors, in each case having substantially identical terms as the original notes and the related guarantees and evidencing the same indebtedness as the original notes and the guarantees (except that the exchange notes will not contain terms with respect to transfer restrictions or any additional interest payable upon a registration default, as discussed below) and (2) cause such registration statement to be declared effective under the Securities Act. Unless the context otherwise requires, references to the original notes include references to the guarantees associated with the original notes, and references to the exchange notes include references to the guarantees associated with the exchange notes.
In the event that the obligor group determines that a registered exchange offer may not be completed as soon as practicable after the last date for acceptance of original notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the exchange offer is not completed within 365 days after the issuance of the original notes, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of original notes, the obligor group will promptly file and use their commercially reasonable efforts to have declared effective a shelf registration statement relating to resales of the original notes and to keep that shelf registration statement effective until the date that the original notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all original notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The obligor group will, in the event of such a shelf registration, provide to each participating holder of original notes copies of a prospectus, notify each participating holder of original notes when the shelf registration statement has become effective and take certain other actions to permit resales of the original notes. A holder of original notes that sells original notes under the shelf registration statement generally will be required to make certain representations to the obligor group, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of original notes (including certain indemnification obligations). Holders of original notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from the obligor group. Under applicable interpretations of the staff of the SEC, the Issuer’s affiliates will not be permitted to exchange their original notes for registered notes in the exchange offer. The obligor group is entitled to suspend its obligation to file any shelf registration statement or amendment thereto, furnish any supplement or amendment to a prospectus included in a shelf registration statement or any free writing prospectus, make any other filing with the SEC that would be incorporated by reference into a shelf registration statement, cause a shelf registration statement to remain effective or a prospectus or any free writing prospectus to remain usable or take any similar action if there is a possible acquisition, disposition or business combination or other transaction, business development or event involving the Issuer or its subsidiaries that may require disclosure in the shelf registration statement or prospectus and the obligor group determines that disclosure at such time is not in the best interests of the Issuer and its shareholders or if obtaining any financial statements relating to any such acquisition or business combination required to be included in the shelf registration statement or prospectus would be impracticable.
If a “registration default” (as defined in the registration rights agreement and described below) occurs with respect to the original notes that are “registrable securities” (as defined in the registration rights agreement), then additional interest in respect of such registration default shall accrue on the principal amount of the original notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; provided, that the rate at which such additional interest accrues on the original notes may in no event exceed 0.50% per annum). The additional interest in respect of any registration default will cease to accrue when the registration default is cured. A registration default occurs if (1) the obligor group has not exchanged exchange notes for all original notes validly tendered in accordance with the terms of the exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to the 365th day after the issuance of the original notes, or (2) if applicable, a shelf registration statement covering resales of the original notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of original notes (a) on more than two occasions during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 60 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to the original notes, and additional interest in respect of such registration default ceases to accrue on any registrable securities of the original notes, when the exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or the notes cease to be registrable securities.
Any amounts of additional interest in respect of a registration default due will be payable in cash on the same original interest payment dates as interest on the original notes (including any additional interest payable upon an interest rate adjustment, as described under “Description of the Notes—Interest Rate Adjustment upon Ratings Action”) is payable. The exchange notes will be accepted for clearance through DTC.

USE OF PROCEEDS
We will not receive any proceeds from the exchange offer. In consideration for issuing exchange notes, we will receive in exchange the original notes of like principal amount. The original notes surrendered in exchange for exchange notes will be retired and canceled.

SUMMARIZED OBLIGOR GROUP FINANCIAL INFORMATION
Set forth below is summarized unaudited financial information of the obligor group, as presented on a combined basis. Intercompany transactions and balances within the obligor group have been eliminated. In addition, financial information of any non-issuer or non-guarantor subsidiaries, which would normally be consolidated by either F&G or the guarantors under U.S. GAAP, has been excluded from such presentation.

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
($ in millions)
Summarized Statement of Operations:
Total revenue	$(11)	$(27)
Total expenses	(12)	(14)
Tax benefit (expense)	5	(42)
Net income (loss) from continuing operations, net of tax	(18)	(83)

Summarized Balance Sheet:	June 30, 2023	December 31, 2022
Investments	$522	$346
Cash & cash equivalents	233	185
Goodwill	1,725	1,725
Amounts due from non-guarantor subsidiaries	46	40
Other assets	34	37
Total assets	$2,560	$2,333

Notes payable	1,594	1,120
Other liabilities	84	121
Total liabilities	$1,678	$1,241

DESCRIPTION OF THE NOTES
The original notes were issued and the exchange notes will be issued under the indenture. The following discussion summarizes selected provisions of the notes and the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to particular sections or defined terms of the notes or the indenture, the sections or defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. Capitalized terms are terms that are defined in the notes or the indenture, as applicable. The amount of securities that the Issuer may issue under the indenture is unlimited. A copy of the indenture is available from the Issuer upon request. Investors in the notes should read the notes and the indenture for provisions that may be important to investors but which are not included in this summary.
General Terms of the Notes
The notes will mature and become payable in full, together with any accrued unpaid interest thereon, on January 13, 2028. Interest on the notes will accrue from January 13, 2023 at the rate of 7.400% per annum (subject to adjustment from time to time as described under “—Interest Rate Adjustment upon Ratings Action”). Interest on the notes will be payable semi-annually in arrears on January 13 and July 13 of each year, beginning on July 13, 2023, to the persons in whose names the notes were registered at the close of business on the next preceding January 1 and July 1, respectively.
The Issuer issued the original notes initially in the aggregate principal amount of $500 million. The Issuer may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes under the indenture having the same ranking and the same interest rate, maturity date and other terms (other than the issue price, issue date, and date and amount of the first payment of interest) as the notes issued in this exchange offer. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of notes for all purposes under the indenture, including waivers, amendments and redemptions. This type of offering is often referred to as a “re-opening.” Additional notes may constitute a separate issuance from the original series of notes offered hereby for U.S. federal income tax purposes. Additional notes that constitute a separate issuance from the original notes for U.S. federal income tax purposes will be issued under a separate CUSIP number.
Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by the Issuer for this purpose. Payment of interest on the notes may be made at the Issuer’s option by check mailed to the registered holders.
Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
The Issuer does not intend to list the notes on any securities exchange. The original notes were issued and the exchange notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (or other such denominations set forth in the Global Certificates (as defined under “—Book-Entry, Delivery and Form”)). No service charge will be made for any transfer or exchange of the notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more Global Certificates registered in the name of a nominee of DTC. Except as described below under “—Book-Entry, Delivery and Form,” the notes will not initially be issuable in definitive form.
The Issuer will initially appoint the trustee at its designated corporate trust office as a paying agent and registrar for the notes. The Issuer will cause to be kept at the designated office of the registrar a register in which, subject to such reasonable regulations as the Issuer may prescribe, the Issuer will provide for the registration of the notes and registration of transfers of the notes. The Issuer will maintain an office or agency where security certificates representing the notes may be presented for payment of principal of and interest, if any, and where security certificates representing the notes may be presented for registration of transfer and for exchange. The Issuer will give the trustee written notice of the location of such office or agency and of any change of location thereof. If the Issuer fails to designate or maintain any such office or agency or fails to give such notice of the location or of any change in the location thereof to the trustee, presentations for payment may be made at the designated corporate trust office of the trustee.
The Issuer will provide investors in the notes with notice of any resignation or removal of the trustee and of any appointment of a successor trustee.
General Terms of the Guarantees
The original notes are, and as of the closing of this exchange offer, the exchange notes will be, fully and unconditionally guaranteed, jointly and severally, by all of the subsidiaries of the Issuer that are guarantors of the Issuer’s obligations under the Credit Agreement, which are CF Bermuda, FGL US Holdings, FGLBS and FGLH. If, after the date of the indenture, any subsidiary, guarantees (or becomes a co-borrower or co-issuer in respect of) the Issuer’s obligations under the Credit Agreement, within 15 days of such event, the Issuer shall cause such subsidiary to become a guarantor under the indenture. See “—Additional Guarantees.” None of the Issuer’s insurance subsidiaries will guarantee the notes.
The obligations of each guarantor under its guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such guarantor and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. By virtue of this limitation, a guarantor’s obligation under its guarantee of the notes could be significantly less than amounts due and payable with respect to the notes, or a guarantor may have no obligation under its guarantee of the notes. Each guarantor that makes a payment for distribution under its guarantee is entitled to a contribution from each other guarantor in a pro rata amount based on the adjusted net assets of each guarantor. See “Risk Factors—Risks Factors Related to the Notes—Federal and state laws may permit courts, under specific circumstances, to void the exchange notes and/or any of the guarantees as a fraudulent transfer or conveyance, subordinate claims in respect of the exchange notes and/or any of the guarantees and require you to return payments received. If that occurs, you may not receive any payments on the exchange notes or any of the guarantees.”
The guarantee of a guarantor will be released:
•upon any sale or other disposition (by merger, amalgamation, consolidation or otherwise) of (i) all or substantially all of the assets of that guarantor or (ii) the capital stock (as defined under “—Certain Definitions”) of such guarantor, in each case, after which that guarantor is no longer a subsidiary of the Issuer; provided, that such sale or other disposition is made in compliance with the covenants described in “—Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries” and “—Consolidation, Merger, Sale or Conveyance—The Guarantors”;
•if such guarantor merges with and into the Issuer or another guarantor, with the Issuer or such other guarantor surviving such merger;
•if the Issuer exercises its legal defeasance option or covenant defeasance option as described under “—Defeasance” or if the Issuer’s and the guarantors’ obligations under the indenture are discharged; or
•upon the release or discharge of the guarantee by such guarantor of indebtedness under the Credit Agreement, except, in each case, a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that, if any such guarantee is so reinstated, such guarantee shall also be reinstated to the extent that such guarantor would then be required to provide a guarantee pursuant to the covenant described under “—Additional Guarantees”).

Interest Rate Adjustment upon Ratings Action
The interest rate payable on the notes will be subject to adjustment from time to time if either S&P or Fitch (each as defined under “—Certain Definitions”) or, in either case, any Substitute Rating Agency downgrades (or downgrades and subsequently upgrades) the credit ratings assigned to the notes, in the manner described below.
If the rating assigned by S&P (or any Substitute Rating Agency therefor) of the notes is downgraded to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable thereon on the date of their initial issuance by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table following the succeeding paragraph):

S&P Rating(1)	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
__________________
(1)Including the equivalent ratings of any Substitute Rating Agency therefor.
If the rating assigned by Fitch (or any Substitute Rating Agency therefor) of the notes is downgraded to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable thereon on the date of their initial issuance by an amount equal to the percentage set forth opposite the rating in the table below (plus, if applicable, the percentage set forth opposite the rating in the table following the preceding paragraph):

Fitch Rating(1)	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
__________________
(1)Including the equivalent ratings of any Substitute Rating Agency therefor.
If at any time the interest rate on the notes has been increased and S&P or Fitch (or, in either case, any Substitute Rating Agency) subsequently upgrades its rating of the notes to any of the ratings set forth above, the interest rate on the notes will be decreased such that the interest rate on the notes equals the interest rate payable on the notes on the date of their initial issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the upgrade in rating. If S&P and Fitch (or, in either case, any Substitute Rating Agency) subsequently upgrade their respective ratings of the notes to BBB- (or its equivalent, in the case of any Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable thereon on the date of their initial issuance (and if one such upgrade occurs and the other does not, the interest rate on the notes will be decreased so that it does not reflect any increase of interest rate attributable to the upgrading rating agency). In addition, the interest rate payable on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the notes become rated BBB+ (or the equivalent thereof, in the case of any Substitute Rating Agency) or higher by each of S&P and Fitch (or, in either case, a Substitute Rating Agency) (or by one rating agency if the notes are only rated by one rating agency and the Issuer has not obtained a rating on the notes from a Substitute Rating Agency).
Each adjustment required by any downgrade or upgrade in a rating set forth above, whether occasioned by the action of S&P or Fitch (or, in either case, any Substitute Rating Agency), will be made independent of any and all other adjustments; provided, however, that in no event shall (1) the interest rate on the notes be reduced to below the interest rate payable thereon on the date of their initial issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable thereon on the date of their initial issuance.
No adjustments to the interest rate on the notes will be made solely as a result of a rating agency ceasing to provide ratings of the notes. If at any time S&P or Fitch ceases to provide ratings of the notes for any reason, the Issuer will use its commercially reasonable efforts to obtain ratings of the notes from a Substitute Rating Agency, if one exists, in which case, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the tables above, (a) such Substitute Rating Agency will be substituted for the last rating agency to provide a rating of the notes but which has since ceased to provide such rating, (b) the relative rating scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Issuer and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by S&P or Fitch, as applicable, in such table and (c) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate on the notes equals the interest rate payable on the notes on the date of their initial issuance plus the appropriate percentage, if any, set forth opposite the deemed equivalent rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (b) above) (plus any applicable percentage resulting from a decreased rating by the other rating agency).
For so long as only one of S&P or Fitch provides ratings of the notes and the Issuer does not select a Substitute Rating Agency to replace the other rating agency, any subsequent increase or decrease in the interest rate on the notes necessitated by a downgrade or upgrade in the applicable rating by the rating agency providing the rating shall be twice the applicable percentage set forth in the applicable table above (taking into account the provisions of clause (b) from the immediately preceding paragraph, if applicable). For so long as none of S&P, Fitch or a Substitute Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their initial issuance.
Any interest rate increase or decrease on the notes described above will take effect on the next business day following the date on which a rating change occurs that requires an adjustment in the interest rate on the notes. If the interest rate payable on the notes is increased as described above, the term “interest,” as used with respect to the notes (including in respect of any additional interest payable upon a registration default, as discussed under “Exchange Offer; Registration Rights”), will be deemed to include any such additional interest, unless the context otherwise requires.
Ranking
The notes and the guarantees will be the senior unsecured obligations of the obligor group and will rank senior in right of payment to all of the obligations of the obligor group that are expressly subordinated in right of payment to the notes and each guarantee and equally in right of payment with all of the existing and future senior unsecured indebtedness of the obligor group, including the obligations of the obligor group under the FNF Credit Facility, the Credit Agreement and the FGLH 2025 Senior Notes. In addition, the notes and guarantees will effectively rank junior in right of payment to any future secured indebtedness of the Issuer or the guarantors to the extent of the value of the assets securing such indebtedness. As of June 30, 2023, there was no secured indebtedness that would have effectively ranked senior in right of payment to the notes and the guarantees, $1.1 billion of unsecured indebtedness that would have ranked equally in right of payment with the notes and the guarantees and no subordinated indebtedness that would have ranked junior in right of payment to the notes and the guarantees.
The Issuer is a holding company and conducts substantially all of its operations through its subsidiaries, including FGL Insurance and FGL NY Insurance. The notes will be guaranteed by each of the Issuer’s existing and future direct and indirect subsidiaries that are guarantors of the Issuer’s obligations under the Credit Agreement. The notes will not be guaranteed by any of the Issuer’s other subsidiaries, including its insurance subsidiaries. As a result, claims of the holders of the notes and the guarantees will be structurally subordinated to all indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of the Issuer’s and the guarantors’ subsidiaries that are not guarantors. The indenture will contain no limitations on the amount of additional indebtedness that the obligor group may incur, and therefore the amount of such indebtedness could be substantial and, subject to the limitations set forth in the covenant described under “—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries,” such indebtedness may be secured indebtedness. Therefore, in the event of the liquidation, dissolution, winding up or other bankruptcy event of a subsidiary that is not a guarantor, following payment by such subsidiary of its indebtedness, other liabilities and preferred equity, such subsidiary may not have sufficient assets remaining in order to make payments to the Issuer, as a shareholder or otherwise. In addition, assets of the Issuer could be made available to satisfy claims of FGL Insurance’s policyholders, as discussed under “Risk Factors—Risk Factors Related to the Notes—We are subject to statutory provisions under which our assets could be used to satisfy claims of FGL Insurance’s policyholders.” As of June 30, 2023, the Issuer’s non-guarantor subsidiaries had no aggregate indebtedness.
Additional Amounts
All payments made by or on behalf of a foreign guarantor (as defined under “—Certain Definitions”) under or with respect to the notes or its guarantee will be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, unless the withholding or deduction of such taxes is then required by law. If any withholding or deduction for, or on account of, any taxes imposed or levied by or on behalf of any Tax Jurisdiction (as defined under “—Certain Definitions”) will at any time be required to be made from any payments made by or on behalf of any foreign guarantor with respect to any guarantee, including, without limitation, payments of principal, premium, or interest, the foreign guarantor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments (including Additional Amounts) after such withholding or deduction will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:
(1)any taxes that would not have been imposed but for the holder or beneficial owner of the notes being a citizen, resident or national of, or incorporated in or carrying on a business in, the relevant Tax Jurisdiction in which such taxes are imposed, or having any other present or former connection with the relevant Tax Jurisdiction in which such taxes are imposed, other than by the mere acquisition or holding of any note or the enforcement or receipt of payment under or in respect of any note or any guarantee;
(2)any taxes imposed or withheld as a result of the failure of the holder or beneficial owner of the notes to comply with any reasonable written request made to such holder in writing at least 30 days before any such withholding or deduction would be payable by any foreign guarantors to provide timely or accurate information concerning the nationality, residence or identity of such holder or to make any valid or timely declaration or similar claim or satisfy any certification, information or other reporting requirements (to the extent such holder or beneficial owner is legally eligible to do so), which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, such taxes;
(3)any taxes that are imposed or withheld as a result of the presentation of any note for payment (where presentation is required under the indenture) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the note been presented on the last day of such 30 day period);
(4)any estate, inheritance, gift, sale, transfer, use, personal property tax or similar tax or assessment;
(5)any tax which is payable otherwise than by withholding or deduction from payments made under or with respect to the notes or any guarantee;
(6)any tax that was imposed with respect to any payment on a note to any holder who is a fiduciary partnership, limited liability company or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or limited liability company or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note;

(7)any taxes that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code as of the issue date of the notes (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code; or
(8)any combination of items (1) through (7) above.
In addition to the foregoing, any foreign guarantor will pay and indemnify the holder for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes levied by any jurisdiction on the execution, delivery, registration or enforcement of any of the notes, any guarantee (other than on or in connection with a transfer of the notes other than the initial sale thereof by the initial purchasers) or any other document or instrument referred to therein, or the receipt of any payments with respect thereto.
If any foreign guarantor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or its guarantee, the relevant foreign guarantor will deliver to the trustee on a date at least 30 days prior to the date of such payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to the date of such payment, in which case the relevant foreign guarantor shall notify the trustee promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts on the relevant payment date. The trustee shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary. The relevant foreign guarantor will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.
The relevant foreign guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The relevant foreign guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any taxes so withheld or deducted. The relevant foreign guarantor will furnish to the holders of notes, within 60 days after the date the payment of any taxes so withheld or deducted is made, certified copies of tax receipts evidencing payment by the foreign guarantor or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.
References to the payment of amounts based on the principal amount, interest of any other amount payable under, or with respect to, any of the notes, shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.
The above obligation will survive any termination, defeasance or discharge of the indenture or any transfer by a holder of its notes, and will apply, mutatis mutandis, to any Tax Jurisdiction applicable to any successor person to any foreign guarantor.
Redemption for Changes in Taxes
The Issuer may redeem the notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest thereon to, but excluding, the date fixed by the Issuer for such redemption (such date, a “Tax Redemption Date”) and all Additional Amounts, if any, then due and that will become due on the Tax Redemption Date as a result of such redemption or otherwise, if on the next date on which any amount would be payable in respect of the guarantees, (i) the relevant foreign guarantor is or would be required to pay Additional Amounts, (ii) the payment giving rise to such requirement cannot be made by the Issuer or another guarantor without the obligation to pay Additional Amounts and (iii) the relevant foreign guarantor cannot avoid any such payment obligation by taking reasonable measures available as a result of:
(1)any change in, or amendment to or the laws (or any regulations, protocols or rulings promulgated thereunder) of the relevant Tax Jurisdiction affecting taxation which change or amendment has not been publicly announced before and which becomes effective on or after the date of this prospectus (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the issue date of the notes, the date on which such Tax Jurisdiction became a Tax Jurisdiction under the indenture); or
(2)any change in, or amendment to, the existing official written position or the introduction of a written official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice), which change, amendment, application or interpretation has not been publicly announced and becomes effective on or after the date of this prospectus (or, if the relevant Tax Jurisdiction was not a Tax Jurisdiction on the issue date of the notes, the date on which such Tax Jurisdiction became a Tax Jurisdiction under the indenture).
Notice of any such redemption will be provided to each holder of notes to be redeemed in accordance with the procedures described under “—Optional Redemption”, provided, that the Issuer will not give any such notice of redemption earlier than 30 days prior to the earliest date on which the relevant foreign guarantor would be obligated to make such payment or withholding if a payment under or in respect of the notes or the guarantees were then due, and unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.
Prior to the furnishing of any notice of redemption pursuant to the immediately preceding paragraph, the Issuer will deliver the trustee an opinion of counsel to the effect that there has been such change or amendment described in paragraphs (1) and (2) above which would entitle the Issuer to redeem the notes. In addition, before the Issuer furnishes the notice of redemption to each holder of notes to be redeemed pursuant to the immediately preceding paragraph, it will deliver to the trustee an officer’s certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by the relevant foreign guarantor (but only if the payment giving rise to such requirement cannot be made by the Issuer or another guarantor without the obligation to pay Additional Amounts) taking reasonable measures available to it.
The trustee will accept such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders of the notes.
Optional Redemption
Prior to the Par Call Date, the Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•(a) the sum of the present values of the remaining scheduled payments of principal of, and interest on, the notes to be redeemed discounted to the redemption date (assuming the notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 50 basis points, less (b) interest accrued to the redemption date; and
•100% of the principal amount of the notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, the Issuer may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.
Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.
“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than the Remaining Life and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Notice of any redemption of notes may, at the Issuer’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control of the Issuer). If the redemption or notice of redemption is subject to the satisfaction of one or more conditions precedent, the notice of redemption must describe the conditions and, if applicable, state that the redemption date may be delayed at the Issuer’s discretion until such conditions are satisfied or waived by the Issuer or that, if such conditions are not so satisfied or waived, the redemption may not occur and the redemption notice may be rescinded.
In the case of a partial redemption, selection of the notes for redemption will be made by lot or by such other method as the trustee deems to be fair and appropriate. The notes may be redeemed in part in multiples equal to not less than $2,000 and integral multiples of $1,000 in excess thereof. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.
The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.
Repurchase upon Change of Control Triggering Event
If a Change of Control Triggering Event with respect to the notes occurs, unless the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes on the terms set forth in the indenture (a “Change of Control Offer”). In such Change of Control Offer, the Issuer will be required to offer a payment in cash equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon (the “Change of Control Payment”) to, but excluding, the repurchase date (the “Change of Control Payment Date”).
Within 30 days following the date of any Change of Control Triggering Event with respect to the notes or, at the Issuer’s option, prior to any Change of Control with respect to the notes but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control with respect to the notes, the Issuer will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute or will constitute such Change of Control Triggering Event and offering to repurchase the notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such compliance.
On the Change of Control Payment Date, the Issuer will, to the extent lawful:
•accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
•deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
•deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased by the Issuer.
The paying agent for the notes will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each such holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, the Issuer will be required to make a Change of Control Offer, treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. In addition, the Issuer will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the Change of Control Payment.
Certain Covenants of the Issuer
The Issuer has agreed to some restrictions on the Issuer’s and the guarantors’ activities for the benefit of holders of the notes. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the notes are outstanding.
Other than the covenants described in “—Consolidation, Merger, Sale or Conveyance,” “—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries” and “—Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries” below, the indenture and the notes do not contain other provisions that afford holders of the notes protection in the event the Issuer:
•subject to the provisions described under “—Repurchase upon Change of Control Triggering Event,” engages in a change of control transaction;
•subject to the covenant described in “—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries,” issues secured debt or secures existing unsecured debt;
•issues debt securities or otherwise incurs additional unsecured indebtedness or other obligations;
•purchases or redeems or makes any payments in respect of capital stock or other securities ranking junior in right of payment to the notes;
•sells assets;
•pays dividends;
•enters into transactions with related parties; or
•conducts other similar transactions that may adversely affect the holders of the notes.
See “Risk Factors—Risk Factors Related to the Notes—The indenture contains only limited protection for holders of the notes and, except in certain limited circumstances, will not restrict the Issuer’s ability to incur additional debt, repurchase its securities or take other actions that could negatively impact holders of the notes” for a further discussion of the limited protections provided to holders of the notes.
Certain Definitions
Set forth below are certain of the defined terms used in the indenture:
“Below Investment Grade Rating Event” with respect to the notes means that the ratings of the notes are downgraded from an Investment Grade Rating by each of the Rating Agencies to below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the ratings of the notes are under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in ratings shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of “Change of Control Triggering Event” hereunder) if the Rating Agencies making the reduction in ratings to which this definition would otherwise apply do not announce or publicly confirm or inform the holders of the notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
“capital stock” of any person means any and all share capital, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, but excluding any debt securities convertible into such equity.
“Change of Control” means the occurrence of any of the following:
•the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to one or more Permitted Holders, the Issuer or one of its subsidiaries;
•the approval by the holders of the Issuer’s common stock of any plan or proposal for the liquidation or dissolution of the Issuer; or
•the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person or Group, other than a Permitted Holder, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Issuer’s Voting Stock.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer (or its successor) becomes a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Issuer’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no Person or Group (other than a Permitted Holder or a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock of such holding company.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of such Change of Control.
“Covered Guarantor” means any guarantor that is a Covered Subsidiary.
“Covered Subsidiary” means any subsidiary of the Issuer, the total assets of which constitute at least 10% of the total assets of the Issuer and its consolidated subsidiaries (including that subsidiary), based on the most recent quarterly (including fiscal year-end) balance sheet of the subsidiary and on the most recent quarterly (including fiscal year-end) consolidated balance sheet of the Issuer. As of the date of this prospectus, CF Bermuda, FGL US Holdings, FGLH, FGL Insurance and F&G Life Re are the Issuer’s only subsidiaries that meet the definition of Covered Subsidiary.
“Credit Agreement” means that certain Credit Agreement, dated as of November 22, 2022, among the Issuer, the guarantors from time to time party thereto and the banks and other financial institutions from time to time parties thereto as agents and lenders, and any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as it may be further amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.
“Fitch” means Fitch Ratings, Inc. and its successors.
“foreign guarantor” means any guarantor that is organized or existing under the laws of, or otherwise treated as resident for tax purposes in, a jurisdiction other than the United States, any state thereof or the District of Columbia.
“guarantee” means, individually, any guarantee of payment of the notes by a guarantor pursuant to the terms of the indenture and any supplemental indenture thereto, and, collectively, all such guarantees. Each guarantee will be in the form prescribed by the indenture.

“guarantor” means:
(1)each subsidiary of the Issuer on the date of the indenture that guarantees indebtedness of the Issuer under the Credit Agreement and is a signatory to the indenture; and
(2)any subsidiary that executes a supplemental indenture in accordance with the provisions of the indenture as described under “—Additional Guarantees”;
and their respective successors and assigns, in each case, until such person is released from its guarantee in accordance with the terms of the indenture.
“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by S&P and Fitch, respectively, or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Issuer.
“lien” means any mortgage, pledge, lien, security interest or other encumbrance.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Permitted Holder” means any or a combination of any of:
(1)Fidelity National Financial, Inc. (or its successor);
(2)any affiliate or related party of any Person specified in clause (1); and
(3)any Person both the capital stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) and (2) or any Group in which the Persons specified in clauses (1) and (2) own more than a majority of the voting power of the Voting Stock held by such Group, and any Person that is a member of any such Group.
“permitted lien” means (i) liens on the capital stock of a Covered Subsidiary to secure indebtedness incurred to finance the purchase price of such capital stock; (ii) liens on the capital stock of a Covered Subsidiary existing at the time such person becomes a Covered Subsidiary (including, without limitation, by merger into or consolidation with the Issuer or a Covered Subsidiary); provided, that any such lien is not incurred in anticipation of such person becoming a Covered Subsidiary; (iii) liens on the capital stock of a Covered Subsidiary to secure indebtedness to the Issuer or a Covered Subsidiary; provided, that such indebtedness is owned or held by the Issuer or a Covered Subsidiary; and (iv) extensions, renewals, refinancings or replacements of any lien referred to in the foregoing clauses (i), (ii) and (iii); provided, however, that any liens permitted by any of the foregoing clauses (i) and (ii) shall not extend to or cover any additional capital stock of a Covered Subsidiary, other than the property that previously secured such lien.
“Person” means any individual, firm, limited liability company, corporation, partnership, association, joint venture, tribunal, trust, government or political subdivision or agency or instrumentality thereof, or any other entity or organization and includes a “person” as used in Section 13(d)(3) of the Exchange Act.
“Rating Agencies” means (1) each of S&P and Fitch and their respective successors; and (2) if either of S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that the Issuer selects (as certified by an officer of the Issuer to the trustee) as a replacement agency for S&P or Fitch, respectively, as the case may be.
“S&P” means S&P Global Ratings Services (a division of S&P Global Inc.) and its successors.
“Substitute Rating Agency” means Moody’s, as selected by the Issuer in its discretion at any time and from time to time as a replacement agency for S&P or Fitch, respectively, as the case may be, as certified to the trustee by a resolution of the Issuer’s board of directors.

“Tax Jurisdiction” means any jurisdiction in which any foreign guarantor is then incorporated, organized, engaged in business or resident for tax purposes, any political subdivision or governmental authority thereof or therein having power to tax or any jurisdiction from or through which payment under or with respect to the notes or the guarantees is made, excluding the United States and any political subdivision thereof.
“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.
Consolidation, Merger, Sale or Conveyance
The Issuer. As long as any notes are outstanding, the Issuer may not (i) consolidate with or merge into any other person, or convey, transfer, sell, or lease or otherwise dispose of the Issuer’s properties and assets substantially as an entirety, in one or more related transactions, to any person or (ii) permit any person to consolidate with or merge into the Issuer, unless:
•(a) the Issuer is the surviving entity or (b) if the Issuer is not the surviving entity, the person formed by the consolidation or into which the Issuer is merged or the person to which the Issuer’s properties and assets are so conveyed, transferred, sold, assigned or leased, shall be a corporation, partnership, limited liability company, limited liability partnership, trust or other person organized and existing under the laws of the United States, any state within the United States or the District of Columbia, and shall expressly assume, in the form of a supplemental indenture satisfactory to the trustee, the payment of all amounts due on the notes and the performance of all of the Issuer’s other covenants and other obligations under the indenture;
•immediately after giving effect to such transaction, no Event of Default (as defined herein), and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and
•the Issuer has delivered an officer’s certificate and an opinion of counsel to the trustee, each stating that such transaction complies with the applicable provisions of the indenture and the execution of any supplemental indenture required in connection with such transaction is authorized and permitted under the indenture and all covenants and conditions precedent provided for in the indenture relating to the execution of such supplemental indenture have been performed, satisfied or otherwise complied with.
The above provision shall not prohibit:
•the direct or indirect conveyance or transfer of all or any portion of the capital stock, assets or liabilities of any of the Issuer’s direct or indirect wholly owned subsidiaries to the Issuer or any of its direct or indirect wholly owned subsidiaries; or
•the consolidation or merger of any of the Issuer’s direct or indirect wholly owned subsidiaries with and into the Issuer.
If the conditions described above are satisfied with respect to the notes, the Issuer will not need to obtain the approval of the holders of the notes in order to consolidate or merge or to sell its assets. Also, these conditions will apply only if the Issuer wishes to consolidate with or merge into any other person, or convey, transfer, sell, or lease or otherwise dispose of its properties and assets substantially as an entirety to another person. The Issuer will not need to satisfy these conditions if the Issuer enters into other types of transactions, including any transaction in which the Issuer acquires the stock or assets of another entity, any transaction that involves a change of control but in which the Issuer does not consolidate or merge and any transaction in which the Issuer does not convey, transfer, sell, or lease or otherwise dispose of its properties and assets substantially as an entirety. It is possible that this type of transaction may result in a reduction in the Issuer’s credit rating, or may impair its operating results or its financial condition. Holders of the notes, however, will have no approval right with respect to any transaction of this type.
The Guarantors. As long as any notes are outstanding, each guarantor may not, and the Issuer may not permit any guarantor to, (i) consolidate with or merge into any other person, or convey, transfer, sell, or lease or otherwise dispose of such guarantor’s properties and assets substantially as an entirety, in one or more related transactions, to any person or (ii) permit any person to consolidate with or merge into such guarantor, unless:
•(a) such guarantor is the surviving entity or (b) if such guarantor is not the surviving entity, the person formed by the consolidation or into which such guarantor is merged or the person to which such guarantor’s properties and assets are so conveyed, transferred, sold, assigned or leased, shall be a corporation, partnership, limited liability company, limited liability partnership, trust or other person organized and existing under the laws of the United States, any state within the United States or the District of Columbia, and shall expressly assume, in the form of a supplemental indenture satisfactory to the trustee, the payment of all amounts due under such guarantor’s guarantee and the performance of all of such guarantor’s other covenants and other obligations under the indenture;
•immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing; and
•such guarantor has delivered an officer’s certificate and an opinion of counsel to the trustee, each stating that such transaction complies with the applicable provisions of the indenture and the execution of any supplemental indenture required in connection with such transaction is authorized and permitted under the indenture and all covenants and conditions precedent provided for in the indenture relating to the execution of such supplemental indenture have been performed, satisfied or otherwise complied with.
The immediately preceding paragraph shall not prohibit any guarantor from consolidating or merging with or into or transferring all or part of its properties and assets to the Issuer or another guarantor.
Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries
As long as any notes are outstanding, the Issuer will not, and will not permit any subsidiary to, directly or indirectly, create, assume, incur, guarantee or otherwise permit to exist any indebtedness for borrowed money that is secured, directly or indirectly, by any lien, other than a permitted lien, on any shares of capital stock of any Covered Subsidiary (whether such shares of capital stock are owned as of the date of the indenture or acquired after the date of the indenture), unless the notes are secured equally and ratably with such indebtedness for as long as such indebtedness is so secured; provided, that the foregoing will not prohibit or limit any lien required by law, any regulation or order of any governmental or insurance regulatory authority.
Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries
As long as any notes are outstanding and except in a transaction otherwise governed by the indenture, the Issuer will not, and will not permit any subsidiary to, directly or indirectly, issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock (other than preferred stock having no voting rights of any kind) of any Covered Subsidiary.
The above limitation will not apply to any issuance, sale, assignment, transfer or other disposition:
•that is for at least fair market value (as determined by the Issuer’s board of directors acting in good faith) subject to the provisions described under “—Consolidation, Merger, Sale or Conveyance” above;
•to the Issuer, any parent of the Issuer or any of its directly or indirectly wholly owned subsidiaries; or
•if required by law, any regulation or order of any court of competent jurisdiction or governmental or insurance regulatory authority.
Notwithstanding the foregoing, the Issuer may also merge or consolidate any of its subsidiaries into or with another of the Issuer’s direct or indirect subsidiaries.

Additional Guarantees
If, after the date of the indenture, any subsidiary guarantees (or becomes a co-borrower or co-issuer in respect of) the Issuer’s obligations under the Credit Agreement, within 15 days of such event, the Issuer shall cause such subsidiary to become a guarantor under the indenture by causing each such subsidiary to execute and deliver to the trustee a supplemental indenture in the form attached as an exhibit to the indenture pursuant to which such subsidiary shall fully and unconditionally guarantee all of the Issuer’s obligations under the notes and the indenture. Concurrently with the execution and delivery of such supplemental indenture, the Issuer shall also deliver to the trustee an officer’s certificate and an opinion of counsel stating that such guarantee complies with the applicable provisions of the indenture and the execution of such supplemental indenture is authorized and permitted under the indenture and all covenants and conditions precedent provided for in the indenture relating to the execution of such supplemental indenture have been performed, satisfied or otherwise complied with.
Reports
As long as any notes are outstanding, the Issuer will:
•furnish to the trustee, within 30 days after the Issuer is required to file the same with the SEC, the reports required by Section 314(a)(1) of the Trust Indenture Act of 1939 (the “Trust Indenture Act”), specifically, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Issuer is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Issuer is not required to file information, documents or reports pursuant to either of such sections, then to furnish to the trustee and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;
•furnish to the trustee and the SEC, in accordance with the rules and regulations prescribed from time to time by the SEC and as required by Section 314(a)(2) of the Trust Indenture Act, such additional information, documents and reports with respect to compliance by the Issuer with the conditions and covenants provided for in the indenture, as may be required from time to time by such rules and regulations; and
•furnish to holders of the notes, within 30 days after the furnishing thereof with the trustee, as required by Section 314(a)(3) of the Trust Indenture Act and in the manner and to the extent provided in Section 313(c) thereof, such summaries of any information, documents and reports required to be filed by the Issuer pursuant to the foregoing two paragraphs, as may be required by the rules and regulations prescribed from time to time by the SEC.
Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such will not constitute constructive notice of any information contained therein, including the Issuer’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates). The trustee shall have no duty to review or make independent investigation with respect to any of the foregoing received by the trustee, and shall hold the same solely as repository.
Events of Default
An Event of Default with respect to the notes is defined as:
•default in the payment of any interest on any of the notes when due and payable, and continuance of such default for a period of 30 days;
•default in the payment of any principal of, and premium (if any) on, any of the notes when due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

•failure by the Issuer or any guarantor in the performance, or breach, of any other covenant or agreement contained in the notes or in the indenture and relating to the notes and continuance of that failure for a period of 90 days after notice by the trustee or by the holders of at least 25% in principal amount of the outstanding notes;
•a default under the Issuer’s or any Covered Guarantor’s outstanding indebtedness (other than the notes or the guarantees) in the payment by the Issuer or such Covered Guarantor, when due, of an aggregate principal amount of such indebtedness exceeding $75,000,000, or default under any such indebtedness (other than the notes or the guarantees) in an aggregate principal amount exceeding $75,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or without such indebtedness having been paid in full, or without there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within ten days after notice by the trustee or by the holders of at least 25% in principal amount of the outstanding notes;
•except as permitted by the indenture, any guarantee shall be held by a court of competent jurisdiction in any non-appealable judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any guarantor, or any Person acting on behalf of any such guarantor, shall deny or disaffirm in writing its obligations under its guarantee; or
•the Issuer or any Covered Guarantor files for bankruptcy or other events of bankruptcy or insolvency proceedings relating to the Issuer or any Covered Guarantor occur according to the terms of the indenture.
The trustee will notify the holders of notes of any continuing default of which the trustee has received notice within the later of 90 days after the occurrence of the default or 60 days after such default is actually known to the trustee. Notwithstanding the foregoing, except in the case of default in the payment of the principal of, or premium (if any) or interest on, any of the notes, the trustee may withhold notice if the trustee in good faith determines that the withholding of notice is in the interests of the holders of the notes.
If an Event of Default with respect to the notes has occurred and is continuing (other than with respect to certain events of bankruptcy, insolvency or reorganization described in the fifth bullet point above), either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of all notes to be due and payable immediately. An Event of Default relating to a bankruptcy, insolvency or reorganization described in the fifth bullet point above will cause all of the notes to become immediately due and payable without any declaration or other act by the trustee or the holders. At any time after a declaration of acceleration in respect of the notes has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration.
Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default has occurred and is continuing, the trustee will not be under any obligation to exercise any of the trusts or powers vested in it by the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense. The holders of a majority in aggregate principal amount of the notes affected then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the notes; provided, that the trustee may refuse to follow any direction which is in conflict with any law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note (it being understood that the trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such holders) or that would involve the trustee in personal liability.
No holder of the notes will have any right by virtue or by availing of any provision of the indenture to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the indenture or for any remedy thereunder, unless, subject to the terms of the indenture, the holder has previously given the trustee written notice of default and the continuance thereof and unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request to the trustee to institute such proceeding in its own name, and have offered to the trustee such indemnity as it may require, and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request. However, the right of a holder of any note to receive payment of the principal of, and premium (if any) and interest on, such note on or after the due dates expressed in such note, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.
Under the indenture, the Issuer will be required to provide an officer’s certificate to the trustee promptly upon the Issuer becoming aware of any default or Event of Default that has occurred and is continuing, and describe such default or Event of Default, the status thereof and what action the Issuer is taking or proposes to take with respect thereto; provided, that the Issuer shall provide such certification at least annually whether or not they know of any default or Event of Default.
Defeasance
Legal Defeasance. If there is a change in U.S. federal tax law or IRS ruling of the nature described in the sixth bullet below with respect to the notes, the Issuer can legally release itself and the guarantors from all payment and other obligations on the notes and the guarantees. This is called legal defeasance. To do so, each of the following must occur:
•The Issuer must deposit in trust for the benefit of all holders of the notes an amount of money, U.S. government or U.S. government agency securities (or a combination thereof) that will, in the written opinion of a nationally recognized accounting firm delivered to the trustee, generate enough cash to pay and discharge the principal of, and premium (if any) and interest on, the notes;
•The legal defeasance does not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which the Issuer or any Covered Subsidiary or guarantor is a party or is bound;
•No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the notes to be legally defeased will have occurred and be continuing on the date of the trust deposit described in the first bullet point above and at any time during the period ending on the 91st day after such date;
•The Issuer must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to legal defeasance have been complied with;
•The Issuer must deliver to the trustee an officer’s certificate as to its solvency and the absence of intent of preferring holders of the notes over other creditors; and
•The Issuer must deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the IRS received by the Issuer, a revenue ruling published by the IRS or a change in applicable U.S. federal income tax law occurring after the date of the indenture.
If the Issuer ever did accomplish legal defeasance with respect to the notes, an investor in the notes would have to rely solely on the trust deposit for payments on its notes and such investor could not look to the Issuer or the guarantors for payment in the event of any shortfall.
Covenant Defeasance. Under current U.S. federal tax law, the Issuer can make the same type of trust deposit described above under “—Legal Defeasance” with respect to the notes and have the obligations of the obligor group released from certain restrictive covenants relating to the notes. This is called covenant defeasance. In that event, an investor in the notes would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, each of the following must occur:
•The Issuer must deposit in trust for the benefit of the holders of the notes an amount of money, U.S. government or U.S. government agency securities (or a combination thereof) that will, in the written opinion of a nationally recognized accounting firm delivered to the trustee, generate enough cash to pay and discharge the principal of, and premium (if any) and interest on, the notes;
•The covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture, the Credit Agreement or any other material agreement or instrument to which the Issuer or any Covered Subsidiary or guarantor is a party or is bound;
•No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the notes to be defeased will have occurred and be continuing on the date of the trust deposit described in the first bullet point above and at any time during the period ending on the 91st day after such date;
•The Issuer must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to covenant defeasance have been complied with; and
•The Issuer must deliver to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.
If the Issuer accomplishes covenant defeasance with respect to the notes, the following provisions of the indenture and the notes would no longer apply: the covenants described above under “—Certain Covenants of the Issuer—Limitation on Liens on Capital Stock of the Issuer’s Covered Subsidiaries” and “—Certain Covenants of the Issuer—Limitation on Disposition of Capital Stock of the Issuer’s Covered Subsidiaries” and any Events of Default relating to the breach of these covenants.
If the Issuer accomplishes covenant defeasance with respect to the notes, an investor in the notes can still look to the Issuer for repayment of its notes in the event of any shortfall in the trust deposit. Investors in the notes should note, however, that if one of the remaining Events of Default occurred, such as the cross-default events described in the fourth bullet point above under “—Events of Default” or the Issuer’s bankruptcy or insolvency described in the fifth bullet point above under “—Events of Default,” and an investor’s notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, such investor may not be able to obtain payment to cover the shortfall.
The Issuer’s obligations under the indenture and the notes and the guarantors’ obligations under the guarantees, other than the Issuer’s obligations and the guarantors’ obligations under the covenants defeased, will remain in full force and effect.
Modification and Waiver
Certain modifications and amendments of the indenture (which, generally, either benefit or do not materially and adversely affect the holders of outstanding notes) may be made by the obligor group and the trustee without the consent of holders of the notes. Other modifications and amendments of the indenture require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of all series affected by such modifications and amendments. However, no modification or amendment may, without the consent of the holder of each affected outstanding note,
•change the final maturity of such note;
•reduce the principal amount of such note or any premium thereon;

•reduce the rate or extend the time of payment of interest on such note;
•reduce any amount payable upon redemption of such note;
•change the currency in which payments are made or the place where payments on such note are payable;
•impair or affect the right of any holder to institute suit for payment of such note;
•release any guarantor from any of its obligations under its guarantee or the indenture, except as permitted by the indenture; or
•reduce the percentage of notes, the consent of the holders of which is required for any such modification or amendment to the indenture.
The holders of not less than a majority in principal amount of the outstanding notes may, on behalf of the holders of all the notes, waive any past default under the indenture, except a default in the payment of the principal of, or premium (if any) or interest on, the notes.
Governing Law; Jury Trial Waiver
The indenture will provide that it, the guarantees and the notes will be governed by, and construed in accordance with, the laws of the State of New York. The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and each party to the indenture will submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will provide that the Issuer, the trustee and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the notes, or any transaction contemplated thereby.
Concerning the Trustee
Citibank, N.A. will be the trustee under the indenture and has been appointed by the Issuer as the paying agent and registrar with regard to the notes. The Issuer does, and from time to time may continue to, conduct banking transactions, including lending transactions, or maintaining deposit accounts with affiliates of Citibank, N.A. in the ordinary course of business. If the trustee becomes a creditor of the Issuer, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

LIMITATIONS ON VALIDITY AND ENFORCEABILITY OF CF BERMUDA GUARANTEE
Set out below is a summary of certain limitations on the enforceability of the guarantee of CF Bermuda. It is a summary only. The application of these laws in multiple jurisdictions could trigger disputes over which jurisdiction’s law should apply, and could adversely affect your ability to enforce your rights and to collect payment in full under the exchange notes and the guarantees.
CF Bermuda is a Bermuda exempted company and is subject to Bermuda laws. Bermuda is a self-governing overseas territory of the United Kingdom. Bermuda’s legal system is based upon the English legal system. Bermuda has its own legislature, which enacts legislation for Bermuda. In addition, certain U.K. legislation is extended to Bermuda by the U.K. legislature and is effective in Bermuda. Where issues of common law in Bermuda have not been expressly considered by the Bermuda courts, the Bermuda courts often find assistance in the consideration of such issues in reasoned judgments of the English courts, as well as the courts of other common law jurisdictions, where appropriate. Their persuasiveness depends on the strength of the judicial reasoning and the standing of the judge who issued the decision. The Judicial Committee of the Privy Council sitting in London is the highest appellate court for Bermuda and decisions of that Committee are formally binding upon Bermuda courts.
Bermuda’s insolvency regime is generally premised upon the concept of pari passu distribution of assets amongst the creditors of the insolvent company. An insolvent Bermuda company may be the subject in Bermuda of liquidation proceedings. In the context of insolvency, the other proceedings that may be used in Bermuda are a scheme of arrangement or receivership, but these are not exclusive to insolvency. There are two types of insolvent liquidations in Bermuda: voluntary and compulsory. The former is usually referred to as a “creditors voluntary liquidation,” and is commenced by the shareholders of the company (it is an out of court procedure); while the latter is commenced by way of a petition presented to the Supreme Court of Bermuda (the “Bermuda Court”) by a creditor or shareholder or the company itself, upon which the court is asked to make a winding-up order. There are a number of circumstances provided for in Section 161 of the Companies Act in which a Bermuda company may be wound up by the court, the most common of which is when the company is unable to pay its debts.
In the case of the company’s inability to pay its debts, the petition can be presented by either the company or a creditor or a shareholder of the company (provided the shareholder has a tangible interest in the liquidation). For this purpose, “creditor” includes a contingent or prospective creditor. Pursuant to the Companies Act, a company will be deemed to be unable to pay its debts if:
•a creditor, by assignment or otherwise, to whom the company is indebted in a sum exceeding five hundred dollars then due, has served on the company, by leaving it at the registered office of the company, a demand requiring the company to pay the sum so due and the company has for three weeks thereafter neglected to pay the sum or to secure or compound for it to the reasonable satisfaction of the creditor;
•the execution or other process issued on a judgment, decree or order of any court in favor of a creditor of the company is returned unsatisfied in whole or in part; or
•it is proved to the satisfaction of the Bermuda Court that the company is unable to pay its debts. In determining whether a company is unable to pay its debts, the court will take into account the contingent and prospective liabilities of the company.
Upon the appointment of a liquidator (initially a provisional liquidator), the powers of the directors of a Bermuda company will, subject to any order of the Bermuda Court to the contrary, cease. The liquidator is required to collect in the assets and after payment of secured creditors (out of assets subject to their security) and the expenses of the liquidation, distribute them pari passu amongst unsecured creditors (with certain unsecured preferential debts, such as employee claims and government taxes, ranking in priority of payment ahead of ordinary unsecured creditors). Secured creditors are entitled to enforce their security outside of the liquidation proceeding.
There are no bankruptcy treaties in force under the laws of Bermuda.
Under Bermuda law, certain transactions may be set aside or otherwise be varied or amended by order of a Bermuda court when a Bermuda company goes into liquidation. This occurs where an impugned transaction is a fraudulent preference or a transaction that constitutes a fraud on creditors or, under certain circumstances, a floating charge.
Section 237 of the Companies Act provides that certain transactions in favor, or for the benefit, of any creditors, within the six months prior to the commencement of a company’s liquidation, may be set aside if the transactions were made with the dominant intention of preferring those creditors over others and the company was insolvent at the time of the transaction or rendered insolvent by it.
Under Section 166 of the Companies Act, any disposition of the property of a Bermuda company made after the commencement of a court-ordered winding-up is, unless the court orders otherwise, void. Under section 246 of the Companies Act, any person that is found in the course of a liquidation of a Bermuda company, to have been knowingly party to the carrying on of the business of the company with intent to defraud creditors of the company or creditors of any other person, or for any fraudulent purpose, may be held by the Bermuda Court to be personally liable for the debts or other liabilities of the company.
Any floating charge created by a Bermuda company within the 12 months immediately preceding the commencement of the company’s winding-up shall, except to the amount of any cash paid to the company at the time of or after the creation of, and in consideration for, the charge, be invalid unless it is proved that the company was solvent immediately after the creation of the charge.
In addition, under Part IVA of the Conveyancing Act 1983 of Bermuda, certain dispositions of a Bermuda company’s property are voidable if (i) the disposition was a disposition the dominant purpose of which is to put the property which is the subject of that disposition beyond the reach of a person or a class of persons who is making, or may at some time make, a claim against the company; and (ii) the disposition is at an undervalue. Where the person seeking to set aside the disposition was not, on the date of the disposition, a person to whom an obligation was owed by the transferor, the Bermuda Court will not set aside the disposition unless it is satisfied that that person was, on the date of disposition, reasonably foreseeable by the transferor as a person to whom an obligation might become owed by the transferor. The limitation period on such dispositions is six years from the transfer, or, if later, from the time when the obligation or cause of action in favor of the creditor arose or accrued. These provisions apply whether or not the company is insolvent or in liquidation.
In the winding up of an insolvent Bermuda company, set-off of mutual credits, mutual debts or other mutual dealings subsisting at the date of the liquidation is mandatory and no other set-off is permissible.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
CF Bermuda is incorporated under the laws of Bermuda. A portion of the assets of CF Bermuda are located outside the United States. As a result, an investor may need to effect service of process upon CF Bermuda in Bermuda (at its registered office).
There is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against CF Bermuda (or its directors and officers, if applicable) depends on an application of Bermuda’s common law rules relating to the enforcement of foreign judgments. By way of summary only, Bermuda’s common law provides that (outside the bankruptcy context) a U.S. judgment (being a final and conclusive judgment for a debt or a definite sum of money not being in respect of taxes or a fine or other penalty) will be enforceable in Bermuda by an action for the amount of the judgment, and the only grounds for resisting the enforcement of such a judgment would be (1) the U.S. court that entered the judgment is not recognized by the Bermuda court as having had jurisdiction over CF Bermuda (or its directors and officers, if applicable), as determined by reference to Bermuda’s conflict of law rules. A judgment from a U.S. court, even one that is final and conclusive and for a debt or definite sum of money, will not be enforceable in Bermuda unless the judgment debtor was either present in the relevant U.S. jurisdiction when the U.S. proceedings were instituted or had submitted to the jurisdiction of the U.S. court, and the issue of presence, submission and jurisdiction is assessed as a matter of Bermuda’s (not the United States’) rules of private international law; (2) the judgment was obtained by fraud; (3) the enforcement of the judgment would be contrary to Bermuda public policy; or (4) the proceedings in which the judgment was obtained were contrary to natural justice.
In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. judgment that is based on a U.S. federal securities law that is either penal or contrary to the public policy of Bermuda. A foreign judgment based on a foreign public, revenue or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the foreign state in its sovereign character or by virtue of sovereign authority, may not be recognized and enforced by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including awards of multiple damages and certain remedies under U.S. federal securities laws, are not available under Bermuda law or enforceable in a Bermuda court, if they are penal in nature or if enforcement would be contrary to Bermuda public policy. Further, it may not be possible to pursue direct claims in Bermuda against CF Bermuda or its directors and officers for alleged violations of U.S. federal securities laws because U.S. federal securities laws are unlikely to have extraterritorial effect and do not have the force of law in Bermuda. A Bermuda court may, however, impose civil liability on CF Bermuda or its directors and officers if the facts alleged and proved in the Bermuda proceedings constitute or give rise to a cause of action under the applicable governing law, not being a foreign public, penal or revenue law.
NO STAMP DUTY OR SIMILAR OR OTHER TAX OR DUTY IS PAYABLE IN BERMUDA ON THE ENFORCEMENT OF A FOREIGN JUDGMENT. COURT FEES WILL BE PAYABLE IN CONNECTION WITH PROCEEDINGS FOR ENFORCEMENT.

BOOK-ENTRY DELIVERY AND FORM
General
The exchange notes are represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). Global Notes have been deposited with the trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “Book-Entry Delivery and Form—Exchange of Global Notes for Certificated Notes.”
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised the Company that, pursuant to procedures established by it:
(1)upon deposit of the Global Notes for a series of notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes for such series; and
(2)ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes)
All interests in a Global Note may be subject to the procedures and requirements of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems as well. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.
Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form (“Certificated Notes”) and will not be considered the registered owners or “Holders” thereof under the indenture governing the notes for any purpose.
Payments in respect of the principal of and premium, interest and special interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names notes, including Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the trustee or any agent of the Company or the trustee has or will have any responsibility or liability for:
(1)any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or
(2)any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Company. None of the Company, the exchange agent or the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any notes, and the Company, the exchange agent and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a Holder of a given series of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the applicable series of Global Notes and only in respect of the portion of the aggregate principal amount of the applicable series of notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under such series of notes, DTC reserves the right to exchange the applicable Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. None of the Company, the exchange agent, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for a Certificated Note of the same series if:
•DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the applicable Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed within 90 days of such notice or cessation; or
•the Company, at its option, notifies the trustee in writing that it elects to cause the issuance of Certificated Notes; or
•there has occurred and is continuing an Event of Default with respect to the notes.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes of the same series upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and special interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Company will make all payments of principal, interest and premium, if any, and special interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The exchange of original notes for exchange notes in the exchange offer will generally not constitute a taxable exchange for holders because exchange notes will generally not be considered to differ materially in kind or extent from original notes. As a result, for U.S. federal income tax purposes, (i) a holder will generally not recognize any income, gain or loss as a result of exchanging original notes for exchange notes; (ii) the holding period of exchange notes will generally include the holding period of such original notes exchanged therefor; and (iii) the adjusted tax basis of exchange notes will generally be the same as the adjusted tax basis of such original notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION
Based on existing interpretations of the Securities Act by the SEC staff set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe exchange notes issued under the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders that are broker-dealers) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of original notes that is an affiliate of ours or that intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer that purchased any of the original notes from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the SEC staff set forth in the above-mentioned no-action letters, (ii) will not be entitled to tender its original notes in the exchange offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.
Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all fees and expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes and the exchange notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes and the exchange notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances as provided in the Registration Rights Agreement or otherwise as required by applicable law.
We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

VALIDITY OF THE EXCHANGE NOTES
The validity of the exchange notes and the guarantees will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP and ASW Law Limited.
EXPERTS
The consolidated financial statements of F&G Annuities & Life, Inc. and subsidiaries appearing in F&G Annuities & Life, Inc.’s Annual Report (Form 10-K) and Current Report on Form 8-K for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Offer to Exchange
$500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028
(CUSIP Nos. 30190A AA2 and U3152B AA0)
for
$500,000,000 aggregate principal amount of 7.400% Senior Notes due 2028
(CUSIP No. 30190A AC8)
that have been registered under the Securities Act

PROSPECTUS
August 21, 2023